UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12
Halozyme Therapeutics, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 23, 2016
Dear Stockholder:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Halozyme Therapeutics, Inc., which will be held on May 4, 2016, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.
It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. Whether or not you plan to attend the Annual Meeting in person, we hope you vote as soon as possible to assure your representation. You can vote your shares over the Internet, by telephone or by using a traditional proxy card. Instructions on each of these voting methods are outlined in the enclosed proxy statement. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.
A copy of Halozyme’s Annual Report on Form 10-K accompanies these proxy materials for your information. At the Annual Meeting, we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the Annual Meeting.
Sincerely yours,
HELEN I. TORLEY, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1

SOLICITATION AND VOTING	1

PROPOSAL NO. 1 - ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	9

PROPOSAL NO. 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)	12

PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	13

REPORT OF THE AUDIT COMMITTEE	15

PROPOSAL NO. 4 - APPROVAL OF AMENDMENT AND RESTATEMENT OF THE HALOZYME THERAPEUTICS, INC. 2011 STOCK PLAN AND APPROVAL OF PERFORMANCE CRITERIA UNDER SUCH PLAN	16

PROPOSAL NO. 5 - APPROVAL OF THE HALOZYME THERAPEUTICS, INC. EXECUTIVE INCENTIVE PLAN	27

EXECUTIVE COMPENSATION	30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	51

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT	53

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	53

TRANSACTION OF OTHER BUSINESS	53

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS	54

APPENDIX A	A-1

APPENDIX B	B-1

HALOZYME THERAPEUTICS, INC.
11388 Sorrento Valley Road
San Diego, California 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 4, 2016
TO THE STOCKHOLDERS OF HALOZYME THERAPEUTICS, INC.:
Notice is hereby given that the Annual Meeting of the Stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 4, 2016, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1.	To elect three Class III directors to hold office for a three-year term and until their respective successors are elected and qualified;

2.	To approve, by a non-binding advisory vote, the compensation of our Named Executive Officers;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

4.	To approve amendments to the Halozyme Therapeutics, Inc. 2011 Stock Plan;

5.	To approve the Halozyme Therapeutics, Inc. Executive Incentive Plan; and

6.	To transact such other business as may properly come before the Annual Meeting.
Only stockholders of record at the close of business on March 10, 2016 are entitled to notice of, and to vote at, this Annual Meeting and any adjournment or postponement thereof. The Board of Directors recommends that you vote FOR each of the proposals identified above.
By order of the Board of Directors,
HARRY J. LEONHARDT, ESQ.
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary
San Diego, California
March 23, 2016
Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held on May 4, 2016
The Proxy Statement and the 2015 Annual Report to Stockholders and the means to vote by Internet are available at www.proxyvote.com.

IMPORTANT: You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible by using the Internet or telephone or for those receiving paper copies of these proxy materials by completing, signing, dating and mailing your proxy card in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if the record holder of your shares is a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
The accompanying proxy is solicited on behalf of the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation (“Halozyme” or the “Company”), for use at Halozyme’s Annual Meeting of Stockholders to be held on May 4, 2016 at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about March 23, 2016.
ANNUAL MEETING AGENDA AND BOARD OF DIRECTOR VOTE RECOMMENDATIONS
Stockholders are being asked to vote on each of the following items at the Annual Meeting:

•
The election of three Class III director nominees named in this Proxy Statement to the Board of Directors, each to serve a three-year term and until their respective successors are elected and qualified;

•	The approval of a non-binding advisory resolution approving the compensation of our Named Executive Officers;

•	The ratification of the selection of the Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	The approval of amendments to the Halozyme Therapeutics, Inc. 2011 Stock Plan; and

•	The approval of the Halozyme Therapeutics, Inc. Executive Incentive Plan.
The Board of Directors recommends that you vote FOR the proposed nominees to the Board of Directors named in this Proxy Statement and FOR each of the other proposals described above.
SOLICITATION AND VOTING
Voting Securities. Only stockholders of record as of the close of business on March 10, 2016, the record date for the Annual Meeting, will be entitled to vote at the meeting and any adjournment thereof. As of that date, we had 129,094,728 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. When a quorum is present at the meeting, the election of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and any other matter will be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2015 Annual Report to Stockholders and proxy card over the internet to most of our stockholders. This means that most of our stockholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents at no cost to you.
Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy provided by a stockholder of record, the shares will be voted in favor of each proposal.
You may vote in person by attending the Annual Meeting or by using the Internet or telephone or by completing and returning a proxy by mail.

Voting by Internet. To vote by Internet, go to www.proxyvote.com. Internet voting is available 24 hours a day, although your vote by Internet must be received by 11:50 p.m. Eastern Time on May 3, 2016. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by Internet, do not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for Internet voting instructions.
Voting by Telephone. To vote by telephone, call 1-800-690-6903 and follow the instructions. Telephone voting is available 24 hours a day, although your vote by telephone must be received by 11:59 p.m. Eastern Time on May 3, 2016. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by telephone, do not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for telephone voting instructions.
Voting by Mail. By completing, signing and returning the proxy card in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, sign and return all proxy cards to ensure that all your shares are voted. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board. You may also vote in person at the Annual Meeting. A stockholder of record may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, you, as a stockholder of record, may attend the Annual Meeting and obtain a ballot upon arrival.
Voting in Person. If you attend the Annual Meeting and plan to vote in person, you will be provided with a ballot at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Beneficial owners whose stock is held in the name of a bank, broker or other nominee generally will receive instructions for voting from their banks, brokers or other nominees, rather than directly from us. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares. Whether you are a stockholder of record or a beneficial owner, you must bring valid, government-issued photo identification to gain admission to the Annual Meeting.
Revocability of Proxies. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.
Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but is prohibited from voting on a particular matter because the broker has not received voting instructions from the beneficial owner and therefore does not have discretion to vote the beneficial owner’s shares with respect to that matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of our independent registered public accounting firm. Non-routine matters include the election of directors, the advisory vote on executive compensation and the approval of incentive compensation plans (such as approval of the proposed amendments to the Halozyme Therapeutics, Inc. 2011 Stock Plan and approval of the Halozyme Therapeutics, Inc. Executive Incentive Plan).

Solicitation of Proxies. We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we have retained Morrow & Co., LLC, a proxy solicitation firm to assist us in collecting or soliciting proxies from our stockholders. We have agreed to pay that firm $10,000 plus out of pocket disbursements.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board of Directors that currently consists of three Class I directors, three Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2016 Annual Meeting of Stockholders, we will be electing three Class III directors, while the Class I directors will be elected at the 2017 Annual Meeting of Stockholders and the Class II directors will be elected at the 2018 Annual Meeting of Stockholders.
The Class III nominees recommended by the Board of Directors for election at the 2016 Annual Meeting are: Jeffrey W. Henderson, Connie L. Matsui and Helen I. Torley. Mr. Henderson, Ms. Matsui and Dr. Torley are current members of our Board of Directors and, if elected, they will serve as directors until our Annual Meeting in 2019 or until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.
Vote Required
If a quorum is present at the meeting, the three nominees for Class III directors receiving the highest number of votes will be elected as the Class III directors. Abstentions and broker non-votes have no effect on the vote.
Recommendation
The Board of Directors recommends a vote “FOR” each of the nominees named above.
The following table sets forth biographical information for the three Class III nominees to be elected at this meeting as well as all other directors who will continue serving on the Board of Directors following this meeting:

Name	Age	Director Since	Position with the Company
Class III directors nominated for election at the 2016 Annual Meeting of Stockholders:
Jeffrey W. Henderson	51	2015	Director
Connie L. Matsui	62	2006	Chair of the Board of Directors
Helen I. Torley, M.B. Ch.B., M.R.C.P.	53	2014	President, Chief Executive Officer & Director
Class I directors whose terms expire at the 2017 Annual Meeting of Stockholders:
Kathryn E. Falberg	55	2007	Director
Kenneth J. Kelley	56	2004	Director
Matthew L. Posard	48	2013	Director
Class II directors whose terms expire at the 2018 Annual Meeting of Stockholders:
Jean-Pierre Bizzari, M.D.	61	2015	Director
James M. Daly	54	2016	Director
Randal J. Kirk	62	2007	Director

Directors Nominated for Election at the 2016 Annual Meeting
Jeffrey W. Henderson. Mr. Henderson has served as an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. Mr. Henderson provides our Board with a wealth of corporate leadership experience, particularly in corporate finance, having served as the Chief Financial Officer of Cardinal Health, Inc. from May 2005 to November 2014. As Cardinal Health’s Chief Financial Officer, Mr. Henderson led various departments within the company, including finance, information technology and global shared services. He also had operational responsibility for Cardinal’s business in Canada and China. From November 2014 to his retirement from Cardinal Health in August 2015, Mr. Henderson served in an executive capacity assisting in the transition of his responsibilities as Chief Financial Officer. Prior to joining Cardinal Health, Mr. Henderson held various senior management positions at Eli Lilly and Company from 1998 to 2005, including President and General Manager, Eli Lilly Canada, Inc., Vice President and Corporate Controller and Vice President and Corporate Treasurer. From 1988 to 1998, Mr. Henderson held various senior management positions at General Motors Corporation including serving as Chief Financial Officer at IBC Vehicles Limited and as Regional Treasurer at GM’s Asia-Pacific Regional Treasury Center. He currently serves on the board of directors of Qualcomm, Inc., a wireless communications company, and FibroGen, Inc., a biotechnology company. He holds a Bachelor of Science degree in electrical engineering from Kettering University and a Master of Business Administration from Harvard Graduate School of Business Administration.
The Nominating and Corporate Governance Committee believes Mr. Henderson’s extensive experience serving in executive leadership positions with large publicly-traded healthcare and pharmaceutical corporations, combined with his business acumen and judgment, provide our Board with valuable financial, strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Henderson should serve as one of our directors.
Connie L. Matsui. Ms. Matsui brings to our Board over 16 years of general management experience in the biotechnology industry. She retired from Biogen Idec Inc. in January 2009 as the Executive Vice President, Knowledge and Innovation Networks. She served as an Executive Committee member at both Biogen Idec and IDEC Pharmaceuticals, a predecessor of Biogen Idec. Among the major roles she played after joining IDEC Pharmaceuticals in November 1992 were: Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning; Collaboration Chair for the late stage development and commercialization of rituximab (tradenames: Rituxan® and MabThera®) in partnership with Roche and Genentech; and Project Leader for Zevalin®, the first radioimmunotherapy approved by the U.S. FDA. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President/Board Chair of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University.
The Nominating and Corporate Governance Committee believes that Ms. Matsui’s operational experience, including her extensive knowledge of the biotechnology industry, her service in other public company management teams and her prior business experience, combined with her business acumen and judgment, provide our Board with valuable management and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Matsui should serve as one of our directors.
Helen I. Torley, M.B. Ch.B., M.R.C.P. Dr. Torley brings extensive commercial and business experience as well as an extensive knowledge of the biotechnology industry. Dr. Torley joined Halozyme in January 2014 as President and Chief Executive Officer. Throughout her career, Dr. Torley has led several successful product launches, including Kyprolis®, Prolia®, Sensipar®, and Miacalcin®. Prior to joining Halozyme, Dr. Torley served as Executive Vice President and Chief Commercial Officer for Onyx Pharmaceuticals from August 2011 to December 2013 overseeing the collaboration with Bayer on Nexavar® and Stivarga® and the U.S. launch of Kyprolis. She was responsible for the development of Onyx’s commercial capabilities in ex-US markets and in particular, in Europe. Prior to Onyx, Dr. Torley spent 10 years in management positions at Amgen Inc., most recently serving as Vice President and General Manager of the US Nephrology Business Unit from 2003 to 2009 and the U.S. Bone Health Business Unit from 2009 to 2011. From 1997 to 2002, she held various senior management positions at Bristol-Myers Squibb, including Regional Vice President of Cardiovascular and Metabolic Sales and Head of Cardiovascular Global Marketing. She began her career at Sandoz/Novartis, where she ultimately served as Vice President of Medical Affairs, developing and conducting post-marketing clinical studies across all therapeutic areas, including oncology. Dr. Torley serves on the board of directors of Relypsa, Inc., a biopharmaceutical company. Before joining the industry, Dr. Torley was in medical practice as a senior registrar in rheumatology at the Royal Infirmary in Glasgow, Scotland. Dr. Torley received her Bachelor of Medicine and Bachelor of Surgery degrees (M.B. Ch.B.) from the University of Glasgow and is a Member of the Royal College of Physicians (M.R.C.P).
The Nominating and Corporate Governance Committee believes that Dr. Torley’s extensive commercial and operational experience, including successful launches of products, and her deep knowledge of the biotechnology industry and the competitive environment, and her service as our Chief Executive Officer, combined with her business acumen and judgment, provide our Board with valuable commercial and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Torley should serve as one of our directors.
Directors Continuing in Office Until the 2017 Annual Meeting
Kathryn E. Falberg. Ms. Falberg contributes considerable healthcare industry knowledge to our Board, particularly in the areas of finance, accounting, strategy, business development and operations. Ms. Falberg served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals, PLC from March 2012 to March 2014 after serving as Senior Vice President and Chief Financial Officer since December 2009. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 through 2001, Ms. Falberg served as Senior Vice President, Finance and Strategy and Chief Financial Officer at Amgen, Inc., and before that as Vice President, Controller and Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg currently serves on the board of directors of three biopharmaceutical companies including Aimmune Therapeutics, Inc., Medivation, Inc. and aTyr Pharma, Inc. and previously served on the board of directors of QLT, Inc. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a Certified Public Accountant, inactive.
The Nominating and Corporate Governance Committee believes that Ms. Falberg’s healthcare industry experience, including her extensive experience in finance, accounting, strategy, business development and operations, her prior service on other public company management teams and business experience, combined with her business acumen and judgment, provide our Board with valuable financial, strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Falberg should serve as one of our directors.
Kenneth J. Kelley. Mr. Kelley brings over 35 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Since 2015, Mr. Kelley has been an Advance Leadership Fellow at Harvard University working on novel funding strategies for global health needs including drugs, biologics and vaccines. From 2007 to 2015, Mr. Kelley served as the Chief Executive Officer of privately held PaxVax, Inc., a company focused on developing innovative vaccines. From April 2002 through June 2004, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in January 1994 and for over eight years served as CEO, Director and Chair of the Board of Directors. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of biotech and medical companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley serves on the board of trustees of the Sabin Vaccine Institute. Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in Biochemical Sciences from Harvard University.
The Nominating and Corporate Governance Committee believes that Mr. Kelley’s strategic and operational experience, including his extensive experience as a venture capitalist in the biotechnology industry and his prior executive management experience, combined with his business acumen and judgment, provide our Board with valuable insight, operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kelley should serve as one of our directors.
Matthew I. Posard. Mr. Posard provides our Board with extensive sales and marketing experience in the life sciences industry. Mr. Posard joined Trovagene, Inc., a molecular diagnostic biotechnology company, as Chief Commercial Officer in March 2015 with responsibilities for sales, marketing, market development, client services and business development. Prior to joining Trovagene, Mr. Posard held multiple commercial leadership roles since 2006 on the executive team of Illumina, Inc., a genomics company focusing on DNA sequencing and array based technologies, including Vice President of Marketing and later Vice President of Global Sales where he led Illumina to its first $1 billion in revenue. Mr. Posard also served as Senior Vice President and General

Manager of Illumina’s new and emerging market opportunities business as well as the General Manager of its translational and consumer genomics business. Previously, Mr. Posard held commercial leadership roles in sales and marketing at Biosite, Inc., where he was instrumental in the successful introduction of the company’s BNP congestive heart failure biomarker and its BNP co-marketing collaboration with Beckman Coulter. Additionally, Mr. Posard held various positions in strategic and product marketing at Gen-Probe, Inc., helping the company attain leading market positions in DNA probe-based infectious disease diagnostics and blood banking. Mr. Posard holds a B.A. degree in Quantitative Economics and Decision Science from the University of California, San Diego.
The Nominating and Corporate Governance Committee believes that Mr. Posard’s general management and commercial experience including the successful launch of products and management of sales operations provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Mr. Posard should serve as one of our directors.
Directors Continuing in Office Until the 2018 Annual Meeting
Jean-Pierre Bizzari, M.D. Dr. Bizzari provides our Board with over 30 years of clinical oncology and global drug approval strategy expertise. Dr. Bizzari has served as Executive Vice President and Global Head of Oncology of Celgene Corporation since October 2012 and as Senior Vice President for Clinical Development Oncology from 2008 to October 2012, and oversaw the development and approval of a number of leading oncology products including REVLIMID® (lenalidomide), VIDAZA® (azacitidine), ISTODAX® (romidepsin) and ABRAXANE® (nab-paclitaxel). Prior to 2008, Dr. Bizzari served as Vice President, Clinical Oncology Development for Sanofi-Aventis where he oversaw the approval of Eloxatin® (oxaliplatin), Taxotere® (docetaxel) and Elitek®(rasburicase). Dr. Bizzari was also Vice President, Clinical Development Oncology for Rhône-Poulenc Rorer. Dr. Bizzari is a member of the Scientific Advisory Board of France’s National Cancer Institute. Dr. Bizzari has also been a member of the international scientific committee of the French National Cancer Research Institute since 2005. Dr. Bizzari also serves on the board of directors of biopharmaceutical companies Celator Pharmaceuticals, Inc. and Transgene SA, and Pieris Pharmaceuticals, Inc., a biotechnology company. He also serves as a board observer at Onxeo S.A. Dr. Bizzari is a Doctor of Medicine and a graduate of the Nice Medical School and a specialist in oncology (training in Toronto and Montreal). Dr. Bizzari was also an assistant in the medical oncology department at La Pitié-Salpêtrière hospital in Paris.
The Nominating and Corporate Governance Committee believes that Dr. Bizzari’s track record of success in developing strategies that have resulted in global approvals for some of the world’s most important cancer drugs provides our Board with valuable strategic expertise in both oncology drug development and global commercialization, leading the Nominating and Corporate Governance Committee to determine that Dr. Bizzari should serve as one of our directors.
James M. Daly. Mr. Daly served as Executive Vice President and Chief Commercial Officer at Incyte Corporation, a biopharmaceutical company, a position he held from October 2012 to June 2015. Prior to joining Incyte, Mr. Daly served in various senior management positions, including Senior Vice President of North America Commercial Operations and Global Marketing/Commercial Development at Amgen, Inc., a global pharmaceutical company where he was employed from January 2002 to December 2011. Prior to his employment with Amgen, Mr. Daly was Senior Vice President and General Manager of the Respiratory/Anti-Infective business unit at GlaxoSmithKline, where he was employed from June 1985 to December 2001. Mr. Daly serves on the board of directors of two biopharmaceutical companies including Chimerix, Inc. and Acadia Pharmaceuticals Inc. Mr. Daly is a pharmacist and received his B.S. and M.B.A degrees from the State University of New York at Buffalo.
The Nominating and Corporate Governance Committee believes that Mr. Daly’s extensive commercial, business development and leadership experience at biopharmaceutical companies including his involvement in the successful launch of pharmaceutical products, management of large commercial operations and his experience serving on the board of directors at other biopharmaceutical companies provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Mr. Daly should serve as one of our directors.

Randal J. Kirk. Mr. Kirk provides our Board with a wealth of strategic, operational and management experience. Mr. Kirk currently serves as the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Mr. Kirk also currently serves as Chairman of the Board of Directors of Intrexon Corporation, a synthetic biology corporation, since February 2008 and Chief Executive Officer since April 2009. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (prior to its acquisition by Shire plc in 2007) in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, and as a member of the Board of Directors of Clinical Data, Inc. (prior to its acquisition by Forest Laboratories, Inc. in April 2011) from September 2002 to April 2011, and was Chairman of the Board from December 2004 to April 2011. Mr. Kirk currently serves in a number of additional capacities including as a member of the Board of Directors of ZIOPHARM Oncology, Inc., a biopharmaceutical company, since January 2011. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the Board from September 2006 to September 2008, and served on the Board of Directors of the Radford University Foundation, Inc. from September 1998 to May 2011. He served on the Board of Visitors of the University of Virginia and Affiliated Schools from July 2009 to October 2012, on the Virginia Advisory Council on Revenue Estimates from July 2006 to October 2012 and on the Governor’s Economic Development and Jobs Creation Commission from April 2010 to October 2012. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.
The Nominating and Corporate Governance Committee believes that Mr. Kirk’s professional experience, including his extensive business experience as chief executive officer of multiple companies, his experience as an investor, his service on other public company boards and committees of academic institutions, combined with his business acumen and judgment, provide our Board with valuable strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kirk should serve as one of our directors.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors (or “Board”) has determined that, other than Dr. Torley, each of the members of the Board of Directors is an independent director within the meaning set forth under applicable rules of the NASDAQ Stock Market. Dr. Torley does not meet the requirements for director independence because she serves as the President and Chief Executive Officer of Halozyme.
Board Leadership
In December 2005, the Board separated the Chief Executive Officer and Board Chair positions to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Ms. Falberg served as the non-employee Chair of the Board of Directors from December 2014 to February 2016. In February 2016, Ms. Matsui began serving as the non-employee Chair of the Board of Directors.
Executive Sessions
Our independent directors generally meet in executive session without management present each time the Board holds its regularly scheduled meetings. The Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.
Board Meetings and Committees
The Board of Directors held six meetings during the fiscal year ended December 31, 2015. The Board of Directors has three standing committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Corporate Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which such director served during that period. Our standing committees are currently comprised of the following directors:

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee
Jean-Pierre Bizzari, M.D.		X
James M. Daly			X
Kathryn E. Falberg	Chair	X
Jeffrey W. Henderson	X
Kenneth J. Kelley	X		X
Randal J. Kirk
Connie L. Matsui		Chair	Chair
Matthew L. Posard			X
Helen I. Torley, M.B. Ch.B., M.R.C.P.
Audit Committee
The current members of the Audit Committee are Kathryn E. Falberg (Chair), Jeffrey W. Henderson and Kenneth J. Kelley. All members of the Audit Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. Ms. Falberg and Mr. Henderson are “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held six meetings during the fiscal year ended December 31, 2015.
Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee contained in this Proxy Statement.
Compensation Committee
The current members of the Compensation Committee are Connie L. Matsui (Chair), Jean-Pierre Bizzari and Kathryn E. Falberg. All members of the Compensation Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market and qualify as non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee reviews and approves the salary and bonus earned by the Chief Executive Officer and other executive officers; approves stock option grants to executive officers; approves employment and severance agreements of executive officers; and reviews the compensation of non-employee directors for service on the Board of Directors and its committees. The Compensation Committee held eight meetings during the fiscal year ended December 31, 2015.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Connie L. Matsui (Chair), James M. Daly, Kenneth J. Kelley, and Matthew L. Posard. All members of the Nominating and Corporate Governance Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary responsibilities of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2015.
With respect to Board membership, the Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Corporate Governance Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for at least one key member of management to participate as a member of the Board.
While we do not have a formal diversity policy, our Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills, and takes age, gender and ethnic background into account when considering director nominees. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Corporate Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.
Pursuant to the terms of its charter, the Nominating and Corporate Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Corporate Governance Committee” c/o Corporate Secretary, 11388

Sorrento Valley Road, San Diego, California 92121. The biographical information and background materials of any such candidate will be forwarded to the Nominating and Corporate Governance Committee for its review and consideration. The committee’s review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. In addition to the process discussed above regarding the consideration of the Nominating and Corporate Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of Stockholders.
Risk Management
Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the Company, and evaluating management’s approach to addressing such risks. Periodically, our Board reviews key risks facing the Company, plans for addressing these risks and the Company’s risk management practices overall. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our Compensation Committee periodically reviews the most important enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for identifying and addressing the risks facing our Company, and that the leadership structure of our Board is effective in implementing this approach.
Communications with Directors
Stockholders may communicate with any and all directors by transmitting correspondence by mail addressed as follows: “Halozyme Board of Directors” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The Corporate Secretary will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary.
Director Attendance at Annual Meetings
Our Corporate Governance Guidelines state that all directors shall make every effort to attend the Company’s Annual Meeting of Stockholders. Six of our directors attended our Annual Meeting of Stockholders in 2015.
Code of Conduct and Ethics and Corporate Governance Guidelines
The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. The Board has also adopted Corporate Governance Guidelines. Copies of these documents are currently available on our website at: www.halozyme.com. Amendments to or waivers of our Code of Conduct and Ethics granted to any of our directors or executive officers will be published promptly on our web site www.halozyme.com. Please note that the information on our website is not incorporated by reference in this Proxy Statement.

PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Background
The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2015 compensation of our Named Executive Officers.
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we hold the advisory vote on executive compensation at least once every three years. Following our 2011 Annual Meeting of Stockholders, upon the recommendation of our stockholders, our Board of Directors determined that we will hold the advisory vote on executive compensation annually until the next required non-binding stockholder advisory vote on the frequency of future stockholder non-binding advisory votes on the compensation of our Named Executive Officers, which will occur no later than our 2017 Annual Meeting of the Stockholders.
We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These compensation practices are discussed in detail in the Compensation Discussion and Analysis section of this Proxy Statement and have the following objectives:

•	Properly align the interests of our stockholders with those of our executive leadership team;

•	Reward actions and achievements that are consistent with the short- and long-term goals of Halozyme’s business strategy; and

•	Remain competitive to attract, retain and motivate employees with relevant experience and skills needed to achieve our business goals.
The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee.
Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these past decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.
Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:
RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s Definitive Proxy Statement for the 2016 Annual Meeting of Stockholders.
Vote Required
Approval of this resolution requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors believes that the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and the tabular disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of the compensation for our Named Executive Officers.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2016. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Board of Directors Recommendation
The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2015 and 2014 by Ernst & Young LLP:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$671,057	$710,639
Audit-Related Fees(2)	31,500	—
Tax Fees(3)	$12,500	$48,500
All Other Fees(4)	—	—
________________

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, including the audit of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements. In 2014, these fees also included $100,000 for a comfort letter issued in connection with our February 2014 financing.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for consultations on accounting and disclosure treatment of significant transactions.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Committee is governed by a charter. The Committee held six meetings during fiscal year 2015. The Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and of the Securities Exchange Act of 1934. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company, the Company’s internal audit function and the Company’s independent registered public accounting firm.
The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
The Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communication With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the firm’s communications with the Committee concerning the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company and considered the compatibility of non-audit services with the firm’s independence.
The Committee also reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements and related schedule for the year ended December 31, 2015 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedule and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2015 filed by the Company with the Securities and Exchange Commission.
AUDIT COMMITTEE
Kathryn E. Falberg (Chair)
Jeffrey W. Henderson
Kenneth J. Kelley

PROPOSAL NO. 4
APPROVAL OF AMENDMENT AND RESTATEMENT OF THE HALOZYME THERAPEUTICS, INC.
2011 STOCK PLAN AND APPROVAL OF PERFORMANCE CRITERIA UNDER SUCH PLAN
At the 2011 Annual Meeting, the Company’s stockholders approved our adoption of the Halozyme Therapeutics, Inc. 2011 Stock Plan (the “2011 Plan”) which replaced all of the Company’s then-existing employee stock plans (the “Prior Plans”). The initial share reserve available for awards under the 2011 Plan consisted of 6,000,000 shares. At the 2013 Annual Meeting, the Company’s stockholders approved the addition of 6,500,000 shares to the 2011 Plan’s share reserve. At the 2015 Annual Meeting, the Company’s stockholders approved an amendment to the 2011 Plan to add 6,000,000 shares to its share reserve in order to refresh our ability to grant future awards under the plan. In addition, at the 2015 Annual Meeting, the stockholders approved an increase in the aggregate number of shares that may be issued from the 2011 Plan pursuant to the settlement of stock awards, restricted stock awards, restricted stock unit awards, and performance awards (collectively “Full Value Awards”) from 6,000,000 shares to 7,000,000.
As of March 10, 2016 3,291,726 shares of the 2011 Plan’s share reserve remain available for new grants. Under this proposal we are asking you to approve an amendment to the 2011 Plan to add 6,500,000 shares to its share reserve as part of its amendment and restatement in order to refresh our ability to grant future awards under the 2011 Plan. In addition as described below, we are asking you to approve (i) a new limit on the number of Full Value Awards that may be granted under the 2011 Plan, (ii) a minimum one-year vesting provision applicable to all stock option awards granted under the 2011 Plan following such approval, (iii) an annual limitation on the value of awards that may be granted to non-employee directors, and (iv) to re-approve certain performance measures for purposes of Section 162(m) (as defined below).
Because we continue to operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees, directors, and other service providers of the highest caliber, we are again asking the stockholders to approve the amendment of the 2011 Plan. One of the tools our Board of Directors regards as essential in addressing these challenges is a competitive equity incentive program. The 2011 Plan is designed to provide a vehicle under which a variety of stock-based and other awards can be granted to service providers (including employees, consultants, and directors) of our Company (and its subsidiaries) which align the interests of award recipients with those of our stockholders, reinforce key goals and objectives that help drive stockholder value, and attract, motivate and retain experienced and highly qualified individuals who will contribute to our success.
As a result of a higher than expected utilization of shares from the 2011 Plan, primarily due to rapid growth in our employee population as we execute on our business strategy, we are asking the stockholders to approve the addition of 6,500,000 shares to the 2011 Plan’s share reserve. Further, as amended, the 2011 Plan’s Full Value Award limit would be changed such that it would be based on the number of shares available for grant as of May 5, 2016 (as increased pursuant to this proposal). The new Full Value Award limit will be one-third of such available shares.
In addition, in order to help the Company’s ability to deduct certain amounts of compensation payable to “covered employees,” the stockholders are being asked to re-approve the performance criteria for use with respect to awards intended to constitute “performance-based compensation” for purposes of Section162 (m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).
Finally, when the Board amended and restated the 2011 Plan, an annual limitation on the maximum amount of awards that may be granted to non-employee directors was added to the 2011 Plan. Specifically, this new limitation limits the awards that may be granted to non-employee directors in their capacity as directors during any single calendar year such that the value of such awards may not exceed six hundred thousand dollars ($600,000) (as measured for purposes of the Company’s financial reporting). The Board also imposed a minimum vesting requirement with respect to options such that options will first vest after a minimum of one-year of service.

Key Features Designed to Protect Stockholders’ Interests
The design of the 2011 Plan reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following features of the plan:

•	Independent administrator. The Compensation Committee of the Board of Directors, which is comprised solely of independent directors, administers the 2011 Plan.

•
No evergreen feature. The maximum number of shares available for issuance under the 2011 Plan is fixed and cannot be increased without stockholder approval. In addition, the 2011 Plan expires by its terms on a specified date.

•
Repricing and reloading prohibited. Stockholder approval is required for any repricing, replacement, or buyout of underwater awards. In addition, no new awards are granted automatically upon the exercise or settlement of any outstanding award.

•	No recycling of payment shares. The 2011 Plan counts as issued, shares withheld or reacquired by the Company in payment of the exercise price or withholding tax.

•
No discount awards; maximum term specified. Stock options and stock appreciation rights must have an exercise price or base price no less than the closing price of our common stock on the date the award is granted and a term no longer than ten years’ duration.

•
Per-participant limits on awards. The 2011 Plan limits the size of awards that may be granted during any one year to any one participant intended to qualify as “performance-based compensation” under Section 162(m). In addition, as amended and restated, the 2011 Plan limits the value of awards that may be granted annually to non-employee directors.

•
Award design flexibility. Different kinds of awards may be granted under the 2011 Plan, giving us the flexibility to design our equity incentives to compliment the other elements of compensation and to support the attainment of our strategic goals. Despite this flexibility, as amended and restated, the 2011 Plan restricts the vesting provisions applicable to stock options such that no options shall vest until one-year from the date of grant.

•
Performance-based awards. The 2011 Plan permits the grant of performance-based stock awards that are payable only upon the attainment of specified performance goals and, therefore, ensure full deductibility by the Company. The performance criteria specified for these awards give the plan administrator the flexibility to incentivize the achievement of our corporate objectives and financial success.

•
No liberal definition of change in control. The 2011 Plan’s definition of a change in control transaction ensures that any award benefits triggered by such a transaction are contingent upon the actual consummation of the transaction, not merely its approval by the Board or stockholders.

Shares Available Under the Plan and Historical Use of Equity
The 2011 Plan authorizes the Compensation Committee to provide incentive compensation in the form of stock options, stock appreciation awards, restricted stock and stock units, and performance awards. We are asking stockholders to authorize an increase of 6,500,000 shares to the 2011 Plan.
In operating our 2011 Plan, we believe that the Compensation Committee has monitored and managed dilution to reasonable levels. As of March 10, 2016, options were outstanding under the 2011 Plan for a total of 9,571,504 shares of our common stock and a total of 1,528,355 shares remained subject to unvested Full Value Awards under the 2011 Plan. The weighted average exercise price of these outstanding options was $12.38 per share and these options had a weighted average remaining term of approximately 8.71 years.

Among the factors the Compensation Committee considered in determining the appropriate size of the increase to the share reserve for our 2011 Plan was the Company’s prior grant history and its range of potential future uses of equity compensation. This was based in part on forecasts of our anticipated growth rate for the next few years. In addition, the Company took into account guidance issued by a nationally recognized stockholder advisory firm. Based on this analysis, we believe that after taking into account the proposed share increase, the 2011 Plan’s share reserve will be sufficient for us to make grants of equity incentive awards under the 2011 Plan through the end of 2018 (we expect to request stockholder approval of a new plan and/or an increase to the share reserve at the 2018 Annual Meeting). Of course, changes in business practices, industry standards, our compensation strategy, or equity market performance could alter this projection. In addition, we are growing rapidly and as a result our equity-related employee population is also growing. Accordingly, although the requested authorized share reserve is designed to accommodate equity compensation needs under a variety of scenarios for the next few years, under some scenarios the reserve could prove to be insufficient for this period, in which case the stockholders would have the opportunity to either approve or disapprove any addition to the requested share reserve.
The following table sets forth the number of shares outstanding under the 2011 Plan as of March 10, 2016, and the number of shares we are asking stockholders to authorize for future issuance under the 2011 Plan, along with the equity dilution represented by the total shares as a percentage of the common shares outstanding (determined on a fully diluted basis).

	Total Shares	Equity Dilution: Total Shares as a Percent of Total Common Shares Outstanding(1)(2)
Current shares outstanding and authorized under 2011 Plan	14,391,585	10.0%
Additional shares requested for future issuance under the 2011 Plan	6,500,000	3.9%
Total (if approved by stockholders)	20,891,585	13.9%
________________

(1)	Determined on a fully diluted basis, meaning the total shares outstanding and authorized under the 2011 Plan are also included in total common shares outstanding

(2)	Based on total common shares outstanding at March 10, 2016 of 129,094,728.
As shown in the table above, if the approval of the share increase to the 2011 Plan is approved, the maximum aggregate number of shares we are requesting our stockholders to authorize under the 2011 Plan would potentially increase the equity dilution by 3.9% and represents approximately 4.3% of the number of shares of our total common stock outstanding on March 10, 2016, determined on a fully diluted basis.
The following table sets forth the number of shares (in thousands) we have granted during our last three fiscal years and our annual and three-year average burn rate (number of shares granted during the year, divided by weighted common shares outstanding) and net burn rate (number of shares granted during the year net of forfeitures, divided by weighted common shares outstanding).

	Fiscal 2015	Fiscal 2014	Fiscal 2013	Three-Year Average
Stock Options Granted	3,974	2,271	1,806	2,684
Restricted Stock Granted	1,056	1,901	800	1,252
Weighted Average Common Shares Outstanding	126,704	122,960	112,805	120,823
Burn Rate	4.0%	3.4%	2.3%	3.3%
Net Burn Rate	3.3%	1.8%	2.0%	2.4%
The Compensation Committee also considered whether the current Full Value Award limitation of an aggregate of 7,000,000 shares is consistent with current market trends and the Company’s grant practices in terms of the types of awards it is likely to make in the future. Based on this analysis, the Compensation Committee determined that the limit should be based on the number of shares available for grant as of May 5, 2016 (as increased pursuant to this proposal). The new Full Value Award limit will be one-third of such available shares.
Finally, in order to assist the Company in granting “performance-based awards” to certain Named Executive Officers who constitute “covered employees” within the meaning of Section 162(m), the stockholders are being asked to re-approve certain performance measures (described in more detail below). In general, under Section 162(m), these performance measures must be approved by a company’s stockholders every 5 years following their initial approval by the company’s stockholders. The Company’s stockholders last approved these measures in 2011 when the 2011 Plan was initially approved.
Summary of the 2011 Plan
What follows is a summary of the material terms of the 2011 Plan, as proposed to be amended. This summary is qualified in its entirety by the specific language of the proposed amended and restated version of the 2011 Plan, a copy of which is attached to this proxy statement as Appendix A.
General. The 2011 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, stock awards, restricted stock, restricted stock units, performance units, and performance shares. Incentive stock options granted under the 2011 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2011 Plan are not intended to qualify as incentive stock options under the Code.
Purpose. The purpose of the 2011 Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract and retain persons eligible to receive awards under the 2011 Plan and by motivating such persons to contribute to the growth and profitability of the Company.
Administration. The 2011 Plan is administered by the Compensation Committee, any other committee designated by the Board of Directors, or, if no committee is designated, the Board of Directors. As used herein with respect to the 2011 Plan, the “Board” refers to the Compensation Committee, or any other committee designated by the Board of Directors, as well as to the Board of Directors itself. The Board has the power to construe and interpret the 2011 Plan and, subject to the provisions of the 2011 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award vests or becomes exercisable, the exercise price, the type of consideration to be paid, if any, upon exercise of an award, and other terms of the award.
Stock Subject to the 2011 Plan. Shares issuable under the 2011 Plan consist of authorized but unissued or reacquired shares of common stock of the Company. The maximum number of shares of the Company’s common stock that may be issued under the 2011 Plan, measured from the plan’s inception, if this proposal is approved is 26,000,000 shares. That maximum will be proportionately adjusted, however, in the event of a stock split or similar change in the capitalization of the Company. If an outstanding award granted under the 2011 Plan for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares acquired pursuant to an award granted under the 2011 Plan that are subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares allocable to the terminated portion of such award or such forfeited or repurchased shares shall restore to the 2011 Plan and be available for issuance under the 2011 Plan. The 2011 Plan counts as issued, shares withheld or reacquired by the Company in payment of the exercise price with respect to stock appreciation rights and options) or withholding tax (all awards). Shares will not be counted as having been issued pursuant to the 2011 Plan with respect to any portion of an award that is settled in cash. In general, currently no more than 7,000,000 shares of the Company’s common stock may be issued under the 2011 Plan pursuant to Full Value Awards. If the amendment to the 2011 Plan is approved, this limit will be equal to one-third of the shares remaining available for grant as of May 5, 2016 (after taking into account the share increase included in this proposal).
Eligibility. Awards other than incentive stock options generally may be granted to employees, directors, and consultants of the Company. An incentive stock option can only be granted to a person who, on the effective date of grant, is an employee of the Company, a parent corporation or a subsidiary corporation. As of March 10, 2016, we had approximately 220 employees, including 4 executive officers, and 8 non-employee directors who were eligible to receive grants under the 2011 Plan.

No incentive stock options may be granted under the 2011 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2011 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance-based compensation” under Section 162(m), no employee may be granted awards under the 2011 Plan in excess of the following in each fiscal year of the Company:

•
Stock options and stock appreciation rights intended to qualify as “performance-based compensation” for purposes of Section 162(m): No more than 1,000,000 shares; provided, however, that such maximum number shall be 2,000,000 shares with respect to any individual during the first fiscal year that the individual is employed with Halozyme.

•
Restricted stock and restricted stock unit awards having vesting based upon the attainment of performance goals intended to qualify as “performance-based compensation” for purposes of Section 162(m): No more than 500,000 shares; provided, however, that such maximum number shall be 1,000,000 shares with respect to any individual during the first fiscal year that the individual is employed with Halozyme.

•
Performance share awards intended to qualify as “performance-based compensation” for purposes of Section 162(m): No more than 500,000 shares for each full fiscal year contained in the performance period of the award.

•
Performance unit awards intended to qualify as “performance-based compensation” for purposes of Section 162(m): No more than 500,000 for each full fiscal year contained in the performance period of the award.

Stock Options and Stock Appreciation Rights
The following is a description of the general terms of stock options and stock appreciation rights under the 2011 Plan. Individual grants may have terms that differ from those described below.
Exercise Price; Payment. The exercise price of incentive stock options under the 2011 Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the grant. On March 10, 2016, the closing price of the Company’s common stock as reported on the Nasdaq Global Market was $8.53 per share. The exercise price of options granted under the 2011 Plan may be paid: (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership of shares of common stock of the Company owned by the optionee having a fair market value not less than the exercise price, (iii) by broker-assisted cashless exercise, (iv) to the extent permitted by the Board, in its sole discretion, by net share settlement (other than for incentive stock options, unless the optionee consents to converting the option to a nonstatutory stock option), (v) in any other form of legal consideration acceptable to the Board, or (vi) any combination of the above.
No Repricing. The 2011 Plan does not permit the Company to lower the exercise price of options or base price of stock appreciation rights or to exchange options or stock appreciation rights for awards with a lower exercise or base price without further stockholder approval.
Exercise. Options and stock appreciation rights granted under the 2011 Plan may become exercisable (“vest”) in cumulative increments as determined by the Board provided that the holder’s employment by, or service as a director or consultant to, the Company or certain related entities or designated affiliates (“service”) continues from the date of grant until the applicable vesting date (which will be a one-year minimum from the date of grant if the amendment to the 2011 Plan is approved). Shares covered by awards granted under the 2011 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an award may be exercised.

Term. The maximum term of options and stock appreciation rights under the 2011 Plan is ten years. The 2011 Plan provides for earlier termination of an award due to the holder’s cessation of service.
Restrictions on Transfer. Incentive stock options granted under the 2011 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. A nonstatutory stock option or stock appreciation right is not transferable in any manner other than (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary taking effect upon the death of the optionee, (iii) by delivering written notice to the Company that the optionee will be gifting to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.
Restricted Stock Units
The Board may grant restricted stock units under the 2011 Plan that represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the Company. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Board, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to receive dividend equivalents. A dividend equivalent may be paid in cash or in the form of additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.
Stock and Restricted Stock Awards
The Board may grant stock awards, with or without restrictions, under the 2011 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to the Company. The Board determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.
Performance Awards
The Board may grant stock-based performance awards subject to such conditions and the attainment of such performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards. Performance awards may be designated as performance shares or performance units. Performance units are unfunded bookkeeping entries generally having an initial value equal to the fair market value, determined on the grant date, of a share of common stock. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m), the Board will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the Company and each subsidiary corporation consolidated with the Company for financial reporting purposes, or such division or business unit of the Company as may be selected by the Board. The Board, in its discretion, may base performance goals on one or more measures as set forth in the 2011 Plan, and as approved by the stockholders. As part of its approval of the amended and restated 2011 Plan, the stockholders will be specifically re-approving the following performance measures for this purpose:

•
Earnings or Profitability Metrics: including, but not limited to, sales revenue; revenue under collaborative agreements; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margin; operating margin; income (gross, operating or net); expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, stock-based compensation expense, or other extraordinary or non-recurring items, as specified by the Board when establishing the performance goals;

•	Return Metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);

•
Cash Flow Metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

•
Liquidity Metrics: including, but not limited to, debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the Board;

•
Stock Price and Equity Metrics: including, but not limited to, return on stockholders’ equity; total stockholder return; revenue (gross, operating or net); revenue growth; stock price; stock price appreciation; market price of stock; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and

•
Strategic Metrics: including, but not limited to, product research and development; completion of an identified special project; clinical trials; regulatory filings or approvals; patent application or issuance; manufacturing or process development; total or net sales; market share; market penetration; economic value added; customer service; customer satisfaction; inventory control; balance of cash, cash equivalents and marketable securities; growth in assets; key hires; employee satisfaction; employee retention; business expansion; acquisitions, divestitures, joint ventures or financing; legal compliance, safety, or risk reduction; or such other measures as determined by the Board.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Board. The Board also retains the ability to adjust the performance measure targets based on extraordinary events as set forth in the 2011 Plan. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Board, excluding the effect (whether positive or negative) of changes in accounting standards occurring after the establishment of the performance goals applicable to a performance award.
Following completion of the applicable performance period, the Board will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m). However, no such reduction may increase the amount paid to any other participant. The Board may make positive or negative adjustments to award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Board. In its discretion, the Board may provide for the accrual of dividend equivalents to a participant awarded performance shares or units with respect to cash dividends paid on the Company’s common stock, with such dividend equivalents becoming payable if and when the performance shares or units are earned. The Board may provide for award payments in lump sums or installments.
Unless otherwise provided by the Board, if a participant’s service terminates for any reason, including the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.
Effect of Certain Corporate Events
In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the 2011 Plan and to any outstanding awards, in the aggregate and Section 162(m) per-employee grant limits (see “ U.S. Federal Income Tax Information - Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.
If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards for such corporation’s stock. Awards that are not assumed, replaced or exercised prior to the change in control will terminate. The Board may grant awards that will accelerate in connection with a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.
Duration, Amendment and Termination
The Board may amend or terminate the 2011 Plan at any time. If not earlier terminated, the 2011 Plan will expire on March 9, 2021.
The Board may also amend the 2011 Plan at any time or from time to time. However, no amendment authorized by the Board will be effective unless approved by the stockholders of the Company if the amendment would: (i) increase the number of shares reserved for awards under the 2011 Plan; (ii) change the (a) class of persons eligible to receive incentive stock options, (b) prohibition on repricing and reloading of options, (c) limits on shares subject to stock awards, restricted stock awards, restricted stock unit awards, and performance awards (including those intended to qualify as “performance-based compensation” under Section 162(m)), (d) minimum exercise price, maximum term, and vesting period of options or stock appreciation rights, or (e) limitation on the vesting conditions applicable to restricted stock or restricted stock unit awards; or (iii) modify the 2011 Plan in any other way if such modification requires stockholder approval under applicable law, regulation or rule.
New Plan Benefits
The granting of awards under the 2011 Plan is subject to the discretion of the Compensation Committee. Therefore, the benefits or amounts that any participant or group of participants may receive in the future under the 2011 Plan are not currently determinable.

Stock Options and Awards Granted to Certain Persons
The following table shows the number of shares subject to awards granted under the 2011 Plan as of March 10, 2016 since its inception.

Name and Position	Number of Shares
Helen I. Torley Chief Executive Officer and President	1,923,517
Laurie D. Stelzer Senior Vice President and Chief Financial Officer	449,581
David A. Ramsay Former Vice President and Chief Financial Officer	499,500
Harry J. Leonhardt Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	418,755
Athena M. Countouriotis Senior Vice President, Chief Medical Officer	565,506
All current executive officers as a group (4 persons)	3,357,359
All current directors who are not executive officers, as a group (8 persons)	473,272
All employees as a group (excluding current executive officers)	16,323,578
U.S. Federal Income Tax Information
Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options and Stock Appreciation Rights. Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.
Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Performance Awards and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit, or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.
Potential Limitation on Company Deductions. Section 162(m) denies a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to any type of award granted under the plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as “performance-based compensation”, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a Compensation Committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.
For the aforementioned reasons, the 2011 Plan provides for an annual per-employee limitation as required under Section 162(m) and the Company’s Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee should qualify as “performance-based compensation”, and the other awards subject to performance goals may qualify. Nevertheless, the Compensation Committee may choose to grant awards under the 2011 Plan that do not give rise to qualified “performance-based compensation” under Section 162(m) if the Compensation Committee feels it is in the interest of the Company to do so.

Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2011 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2011 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.
Vote Required
Approval of this proposal would require the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Board of Directors Recommendation
The Board of Directors believes that the amendment and restatement to the 2011 Plan is in the best interests of the Company and its stockholders for the reasons stated above. Specifically, this amendment and restatement: increases the 2011 Plan’s share reserve by 6,500,000 shares to 26,000,000; limits the number of Full Value Awards that may be granted on or after May 5, 2016 under the 2011 Plan to one-third of the increased 2011 Plan’s share reserve; limits the value of awards that may be granted annually to each non-employee directors to $600,000; provides a minimum one-year initial vesting period on stock options granted following the date of stockholder approval of the amendment and restatement of the 2011 Plan; and re-approves the use of the above listed performance measures with respect to awards intended to qualify as “performance-based compensation” awards under Section 162(m) . Therefore, the Board unanimously recommends a vote “FOR” approval of the amendment and restatement of the 2011 Plan.

PROPOSAL NO. 5
APPROVAL OF THE HALOZYME THERAPEUTICS, INC.
EXECUTIVE INCENTIVE PLAN
On February 24, 2016, our Board of Directors adopted the Halozyme Therapeutics, Inc. Executive Incentive Plan (the “EIP”) and directed that the EIP be submitted to our stockholders for approval at the 2016 Annual Meeting of Stockholders. Stockholder approval of the EIP will help permit cash bonuses to be considered “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), and therefore deductible by us for federal income tax purposes. Notwithstanding this intent, the rules surrounding Section 162(m) are complex; and, therefore there can be no guarantee that payments will in all cases satisfy these rules. In addition, under some circumstances it may be more beneficial for the Company to structure compensation devices which do not comply with these rules.
Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three most highly compensated employees (referred to in the Code as “covered employees”) to the extent that any of these persons receive more than $1.0 million in compensation in any single tax year. Where such compensation qualifies as “performance-based compensation” for purposes of Section 162(m), however, we may deduct this compensation for federal income tax purposes, even if it causes a covered employee’s total compensation to exceed $1.0 million in a single tax year. Accordingly, the EIP was drafted to satisfy the requirements of Section 162(m) for “performance-based compensation” such that cash bonuses paid under the EIP can be structured to be tax deductible when granted to our covered employees.
Stockholders are requested to approve the adoption of the EIP so that cash bonuses can be structured to be fully tax deductible by us. If the EIP is not approved by our stockholders, it will not become effective.
Summary of the EIP
The EIP provides for the granting of cash bonus awards. The material provisions of the EIP are described below, and the description is qualified in its entirety by reference to the text of the EIP, as proposed to be adopted at our 2016 Annual Meeting, and which is attached as Appendix B to this proxy statement. Unless otherwise indicated, capitalized terms used in this proposal shall have the meanings set forth in the text of the EIP.
Purpose of the EIP
The purpose of the EIP is to motivate and reward our eligible employees for their service by providing incentive compensation in the form of cash bonuses.
Because of the fact-based nature of the “performance-based compensation” exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that all of the awards under the EIP that become payable to covered employees will qualify for exemption under Section 162(m). However, our intention and the intention of our Compensation Committee (the “Committee”) is to administer the EIP in compliance with Section 162(m) with respect to covered employees or participants who may become covered employees. The EIP will be construed with this intention in mind. With respect to all other participants, the EIP may be operated without regard to the constraints of Section 162(m).
Participants in the EIP
Individuals eligible to participate in the EIP are our executive officers, which include our covered employees. Each executive officer has an interest in this proposal. The number of individuals who will participate in the EIP are not presently determinable.
Administration of the EIP
The EIP will be administered by the Committee, which will have the authority to interpret the EIP, to establish performance targets, and to establish the amounts of awards payable under the EIP.
New Plan Benefits
Future awards under the EIP to covered employees and executive officers are not determinable in advance because these grants are subject to the discretion of the Committee. We have therefore not included a table that reflects such awards.

Federal Income Tax Consequences
Subject to the approval by stockholders of the proposal described herein, we believe we will be entitled to a deduction equal to the amount of income recognized by the recipient of a cash bonus. However, if the proposal is not approved by stockholders and the Committee implements alternative methods of paying bonuses in lieu of the EIP, the future deductibility by us of any such bonuses may be limited. In general, participants in the EIP will be subject to taxation in the year they receive payment.
The foregoing is only a summary of the effect of federal income taxation upon award recipients and us with respect to the payment of cash bonuses under the EIP. Reference should be made to the applicable provisions of the Code. In addition, the summary does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the a participant may reside.
Material Terms of the EIP
Performance Factors and Maximum Cash Bonus
The payment to each participant is based on an individual bonus target for the performance period set by the Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the factors described below and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Section 162(m) and the EIP.
Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m), the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial reporting purposes, or such subsidiary, division, or business unit of the Company as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more measures as set forth in the EIP, and as approved by the stockholders as provided in this proposal. As part of its approval of the EIP the stockholders will be specifically approving the following performance measures for this purpose:

•
Earnings or Profitability Metrics: including, but not limited to, sales revenue; revenue under collaborative agreements; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margin; operating margin; income (gross, operating or net); expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, stock-based compensation expense, or other extraordinary or non-recurring items, as specified by the Committee when establishing the performance goals;

•	Return Metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);

•
Cash Flow Metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

•
Liquidity Metrics: including, but not limited to, debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to- EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the Committee;

•
Stock Price and Equity Metrics: including, but not limited to, return on stockholders’ equity; total stockholder return; revenue (gross, operating or net); revenue growth; stock price; stock price appreciation; market price of stock; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and

•
Strategic Metrics: including, but not limited to, product research and development; completion of an identified special project; clinical trials; regulatory filings or approvals; patent application or issuance; manufacturing or process development; total or net sales; market share; market penetration; economic value added; customer service;

customer satisfaction; inventory control; balance of cash, cash equivalents and marketable securities; growth in assets; key hires; employee satisfaction; employee retention; business expansion; acquisitions, divestitures, joint ventures or financing; legal compliance, safety, or risk reduction; or such other strategic measures as determined by the Committee.
The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The Committee also retains the ability to adjust the performance measure targets based on extraordinary events as set forth in the EIP and as permitted by Section 162(m). The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee excluding the effect (whether positive or negative) of changes in accounting standards occurring after the establishment of the performance goals applicable to a performance award.
Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m). However, no such reduction may increase the amount paid to any other participant.
The actual amount of future bonus payments under the EIP is not presently determinable. However, the EIP provides that the maximum amount of any cash bonus that can be paid under it to any participant during any performance period is $5,000,000 per calendar year contained in the performance period.
Payment of Awards
The payment of a cash bonus for a given performance period generally requires the participant to be employed by us as of the date the cash bonus is paid (or such other date specified by the Committee). Prior to the payment of any bonus under the EIP to covered employees, the Committee must make a determination, certified in writing, that the conditions to payment for the applicable performance period have been satisfied. The payment of bonuses under the EIP must be made in cash and occur within a reasonable period of time after the end of the applicable performance period.
Amendment and Termination of the EIP
The EIP may be amended by the Committee, in its sole discretion, provided that any amendment that requires approval by the stockholders under Section 162(m) may only become effective after receipt of such approval. The EIP may be terminated by the Committee at any prior time, provided that such termination will not affect the payment of any award accrued prior to the time of termination. In addition, the performance measures set forth above must be re-approved by the stockholders within approximately five years in order for awards granted after that time to continue to qualify as “performance-based compensation” under Section 162(m).
Vote Required
Approval of this proposal would require the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
Board of Directors Recommendation
The Board of Directors believes that the adoption of the EIP, and the approval of the use of the above listed performance measures with respect to awards intended to qualify as “performance based compensation” under Section 162(m) of the Code, is in the best interests of the Company and its stockholders for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of the EIP.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
As part of the Compensation Committee’s commitment to maintain the continued appropriateness of Halozyme’s executive compensation program, and taking into account results from the advisory vote on executive compensation at our 2015 Annual Meeting of Stockholders, we formalized an on-going review cycle of Halozyme’s executive compensation program. The objectives of this process are to ensure Halozyme’s executive compensation program:

•	Continues to properly align the interests of our stockholders with those of our executive leadership team;

•	Rewards actions and achievements that are consistent with the short- and long-term goals of Halozyme’s business strategy; and

•	Remains competitive to attract, retain and motivate employees with relevant experience and skills needed to achieve our business goals.
As a result of this review that began mid-2015, the Compensation Committee made several changes in late 2015 to our executive compensation program and created a roadmap of actions in the future that collectively are designed to achieve the objectives above. Specifically, the Compensation Committee took the following actions during 2015:

•	Implemented an executive officer compensation recovery (or “clawback”) policy to enhance executive officer accountability for financial statement disclosures;

•	Reviewed a comprehensive risk assessment of Halozyme’s compensation programs to evaluate whether our executive compensation program encourages taking unnecessary risks; and

•
Amended and restated our previously disclosed double-trigger change in control agreement for executive officers to maintain overall competitiveness without introducing excessive parachute benefits or excise tax gross-up provisions.

In addition to specific actions taken during 2015, the Compensation Committee has established a roadmap for actions in the future that include the following objectives:

•
Increase stockholder outreach regarding our executive compensation program and policies with the goal of better understanding investor viewpoints and increasing investor understanding of how the Committee’s compensation decisions support our short- and long-term business goals and priorities (we plan to contact stockholders representing about 50% of Halozyme’s ownership beginning in late March and report feedback to the Compensation Committee in early May);

•	Enhance the transparency of our executive compensation proxy disclosure;

•
Ongoing comprehensive evaluation of each element of compensation to ensure our total rewards philosophy continues to be appropriate in the current economic and biopharmaceutical industry environments; and

•
Detailed evaluation of our existing long-term incentive (“LTI”) compensation plan design for all senior executives (including executive officers) that is intended to ensure continued alignment with the interests of our stockholders while balancing the potential impact of compensation expense and share dilution.

2015 Business Highlights
Halozyme made significant progress in delivering on its two-pillar strategy during 2015, positioning the Company for continued success and growth in the future. The Company continues to operate efficiently and effectively with a focused executive team, the majority of whom joined Halozyme in 2015. Specifically, Halozyme excelled during 2015 in:
Clinical Success: Expansion of our oncology clinical program to a total of eight studies in process between the Company, collaborators and investigator-sponsored trials designed to help demonstrate the pan-tumor potential of Halozyme’s investigational new drug, PEGPH20.
Revenue Results: Revenue increased 79.3% from 2014 to $135.1 million and royalty revenue from our strategic partnerships grew 229% to $31.0 million.
Strategic Partnerships: We signed collaboration and licensing agreements for the Halozyme ENHANZE™ platform with AbbVie in June and Lilly in December. These agreements add substantially to the potential long-term value of Halozyme through upfront payments totaling $48.0 million in 2015 and future milestone payments of up to $130.0 million for each of nine potential collaboration targets for AbbVie and $160.0 million for each of five potential collaboration targets for Lilly. Both agreements also include potential royalty payments to Halozyme for products that may eventually be commercialized under the agreements.
2015 CEO Compensation
In 2015, the annualized total target cash compensation for our Chief Executive Officer (“CEO”), Dr. Helen I. Torley, was $1,092,000 ($624,000 in base salary plus $468,000 in target bonus opportunity). Dr. Torley’s base salary was increased for 2015 by 4.0% as a result of the Compensation Committee’s assessment of her contribution toward Halozyme’s performance during 2014 and its review of base salary paid to other peer group CEOs (provided by the Compensation Committee’s independent consultant) relative to our stated pay philosophy. Dr. Torley’s target bonus opportunity for 2015 (assuming achievement of the corporate goals at 100%) was 75% of her base salary, which has not changed since she started with the Company in 2014. The Committee believes this bonus target is appropriate based on her level of experience and the Committee’s review of bonus targets for other peer group CEOs (provided by the Compensation Committee’s independent consultant). The bonus she received for 2015 was $616,356 which represents the full amount funded under the Company’s Executive Incentive Plan (“EIP”). The Compensation Committee awarded Dr. Torley this bonus amount based on its assessment of her contributions during the year, specifically she successfully:

•	Furthered the development of PEGPH20;

•	Leveraged the ENHANZE platform to produce significant partner opportunities;

•	Restructured, recruited, and increased the capability of the executive leadership team; and

•	Provided leadership to the entire organization to achieve above target performance on Halozyme’s corporate goals.
Dr. Torley also received an LTI award during 2015 that had a grant date fair value of $3,367,350 and that was delivered approximately 50% in stock options and 50% in time-vesting restricted stock units. This award was granted as a result of the Compensation Committee’s assessment of her contribution toward Halozyme’s performance during 2014 and its review of LTI compensation paid to other peer group CEOs (provided by the Compensation Committee’s independent consultant). The Committee utilized this mix to incent the achievement of long-term goals designed to drive shareholder value creation, while replicating a stockholder’s ownership position at any point in time. Stock option grants vest 25% on the one-year anniversary of the date of grant and the remaining options vest monthly over the following three years, while restricted stock unit grants vest annually over a four year period beginning one year following the grant date. The Committee believes this vesting schedule aligns with practices of other biopharmaceutical companies while providing a reasonable level of retention incentive.
During 2015, Dr. Torley also vested in 31,500 shares of performance-vesting restricted stock units awarded to her in 2014. The vesting of this restricted stock was based on Halozyme achieving specific goals related to patient enrollment within its Study 202 clinical trial before the end of the performance period (December 31, 2015). These performance-vesting restricted stock units are discussed in more detail below.

Halozyme’s Executive Compensation Program
The principal elements of our executive compensation program generally are: base salary, an annual cash bonus opportunity, and an annual LTI award opportunity (consisting of stock options and restricted stock units).
Detailed Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation paid to the Named Executive Officers (the “NEOs”) during 2015. Following this discussion is a series of tables containing specific data about the compensation earned by or granted to the following NEOs in 2015:

Name	Principal Position
Helen I. Torley	President and Chief Executive Officer
Laurie D. Stelzer	Senior Vice President, Chief Financial Officer (“CFO”)
David A. Ramsay(1)	Former Vice President, CFO
Harry J. Leonhardt	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Athena M. Countouriotis	Senior Vice President, Chief Medical Officer (“CMO”)
________________

(1)	Mr. Ramsay’s employment with Halozyme concluded effective July 17, 2015.
The Compensation Committee makes all decisions relative to the total direct compensation (base salary, annual cash incentive, and LTI awards) of all executive officers (including the CEO). Additional details regarding the role and responsibilities of the Compensation Committee are provided below.

In June 2015, Ms. Stelzer was appointed Senior Vice President and Chief Financial Officer, replacing Mr. Ramsey whose employment with Halozyme concluded effective July 17, 2015. Dr. Countouriotis and Mr. Leonhardt were also hired in 2015. Each of these executive officers was provided with a total compensation offer that was competitive with external market practices for executives with similar experience in comparable roles.
In the case of all three executive officers hired in 2015 (Ms. Stelzer, Mr. Leonhardt and Dr. Countouriotis), the fair value of their LTI compensation was higher than the annualized fair value they will likely receive on an annual basis. This was done for all three NEOs as an inducement to join Halozyme and to ensure their total compensation was heavily weighted using equity awards to align their compensation with creating sustainable stockholder value over a long period of time. Dr. Countouriotis also received a one-time cash payment in connection with her recruitment as CMO.
Elements of Executive Compensation for 2015
The material elements of 2015 compensation for our NEOs consisted of:

•	base salary;

•	annual cash incentive; and

•	LTI compensation.
We also provide our NEOs with the same package of employee benefits that are provided to all full-time employees, including Company matching contributions to a 401(k) plan, health insurance, group term life insurance, and disability income insurance. Additionally, a one-time relocation payment (not grossed-up for taxes) was made to Ms. Stelzer in connection with her recruitment as the CFO. No other perquisites or supplemental executive benefits are provided to our NEOs.
As shown in the illustration below, a significant portion of our NEO’s “target” total direct compensation is variable and based on Halozyme’s stock price performance.

Base Salary
The Compensation Committee determines base salaries for NEOs each year based upon the following factors:

•	The scope and complexity of the NEO’s responsibilities;

•	A review of external market practices and survey results (a more detailed description of the methodology used to assess external market practices is provided below);

•	The NEO’s experience prior to joining Halozyme; and

•
The CEO’s evaluation of the NEO’s performance and contribution to the success of Halozyme (in the case of the CEO, the evaluation is done by the Compensation Committee in collaboration with the full Board of Directors).

Base salary levels are reviewed annually. For 2015, base salary was increased by 4.0% for the CEO and 3.0% for Mr. Ramsay (no increase was provided to other NEOs since they were hired in 2015). These adjustments reflect a merit increase consistent with both market practices and recognition of the contributions made during 2014.

Annual Cash Incentive
NEOs participate each year in the EIP. The actual cash incentive paid to each NEO with respect to 2015 was determined (and funded) by the performance of Halozyme as measured by the level of achievement of nine metrics in four overarching categories (Corporate Performance) and then modified by the NEOs’ individual performance during the year relative to the level of achievement of personal goals (Individual Performance). Actual payouts cannot exceed two times the target cash incentive opportunity for the NEO and an NEO must achieve at least 60% of his/her Individual Performance objectives in order to be eligible for a cash incentive payment. Cash incentive payments are prorated for new hires based on the number of days employed at Halozyme in 2015.
Corporate Performance. Corporate goals were established by the Compensation Committee as a way to track and measure the achievement of key objectives during the year. The four overarching categories and weighting by which Corporate Performance was determined (and the EIP was funded) are summarized in the diagram below:

Within each of the four categories, the Compensation Committee set specific goals for Halozyme to achieve. As described further below, these corporate goals, when taken together, are intended to measure the Company’s progress toward annual operating objectives and long-term drivers of sustainable value creation. The incentive zone ranges between 50% and 200% for each of the nine metrics. The Board of Directors approved the threshold (50%), target (100%), and maximum (200%) funding goals at the beginning of the year. The Compensation Committee is responsible for certifying performance following completion of the fiscal year and determined 2015 EIP funding was achieved at 131.7% of the target bonus opportunity for the NEOs, as summarized below:

Individual Performance. The Compensation Committee believes that, once the overall Corporate Performance has been determined, the actual payout to each NEO should reflect the executive’s:

•	Performance relative to individual goals and objectives established for the year;

•	Contribution toward achieving the Corporate Performance results; and

•	Demonstration of living Halozyme’s Leadership Attributes and Corporate Values during the year.
The table below illustrates the 2015 cash incentive calculation for each NEO (also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table).

Base Salary	x	Target EIP %	x	Company Performance	x	Individual Performance	=	Final EIP Payout

2015 Executive Incentive Plan
Named Executive Officer	Base Salary ($)	Target EIP	Target EIP ($)	Company Performance & Individual Performance	Final EIP Payout ($)
Helen I. Torley	624,000	75%	468,000	131.7%	616,356
Laurie D. Stelzer(1)	420,000	40%	91,595	135.8%	125,000
David A. Ramsay(2)	—	—	—	—	—
Harry J. Leonhardt(1)	380,000	40%	109,107	132.4%	145,000
Athena M. Countouriotis(1)	430,000	40%	169,644	118.7%	202,000
________________

(1)	Target EIP was prorated based on number of days NEO was employed at Halozyme during 2015.

(2)	Mr. Ramsay’s employment with Halozyme concluded effective July 17, 2015 and he did not receive a 2015 EIP award.
LTI Compensation
All grants of LTI compensation are made under the stockholder-approved Halozyme Therapeutics, Inc. 2011 Stock Plan. The Compensation Committee utilized three LTI delivery vehicles to grant awards to NEOs during 2015:
Stock Options are strongly aligned with stockholder interests because they deliver financial value to the NEO only if the value of our stock at the time of exercise exceeds the stock price on the day of grant. As a result, the Compensation Committee believes stock options encourage executives to focus on the decisions and behaviors required to support long-term sustainable increases in our stock price.
Time-vesting Restricted Stock Units (“RSUs”) replicate a stockholder’s ownership position at any point in time. Restricted stock also provides a counterbalance to the more uncertain value associated with stock options. As a result, the Compensation Committee believes restricted stock encourages executives to make decisions consistent with the interests of our stockholders.
Performance-vesting Restricted Stock Units (“PSUs”) acutely focus an NEO on the clinical and business initiatives that are the primary drivers of creating long-term sustainable increases in our stock price because the amount earned varies based on actual performance relative to goals set at the beginning of the performance period.

2015 Annual LTI Awards
For 2015, the Compensation Committee awarded LTI compensation for the CEO and for new hire NEOs based on a fixed number of shares that it determined was required to recruit the individuals considering factors such as the competitive market, the executive’s experience, the executive’s expected contribution to the long-term success of the Company, and the executive’s skill-set relative to industry peers at biopharmaceutical companies. After considering these factors, the Compensation Committee awarded the following LTI compensation economic values to NEOs in 2015:

Named Executive Officer 2015 Long-Term Incentive Awards(1)
Name	Option Awards ($)	RSUs ($)	PSUs ($)	Total ($)
Helen I. Torley	1,633,600	1,733,750	—	3,367,350
Laurie D. Stelzer	2,727,090	561,825	—	3,288,915
David A. Ramsay(2)	364,820	386,680	—	751,500
Harry J. Leonhardt	2,070,717	429,825	—	2,500,542
Athena M. Countouriotis	1,465,325	299,700	859,140	2,624,165
________________

(1)	The number of shares awarded have been converted to a grant date fair value amount.

(2)	Mr. Ramsay’s employment with Halozyme concluded effective July 17, 2015, and these 2015 LTI awards were forfeited prior to vesting.
In 2014, the Committee approved a performance-vesting restricted stock award for Dr. Torley. In January 2015, the Committee also awarded Dr. Countouriotis a performance-vesting restricted stock award with the same performance targets and vesting provisions as previously made to Dr. Torley. Under these grants, a target number of performance-vesting restricted stock units was awarded to each of these two NEOs and the actual number of shares that vest and are distributed depends on achievement of goals under the following three distinct metrics, target goals, and associated weighting:
At the end of 2015, the Study 202 clinical trial enrolled more than 114 patients (relative to a goal of 114) which resulted in vesting a portion of the NEOs PSU award from Tranche I. However, since the goal enrollment level was achieved by December 31, 2015 (Threshold), and not by August 31, 2015 (Target), 17.5% of the target PSU award was forfeited under the terms of the award agreement. The table below illustrates the target and threshold number of PSUs for each of the three vesting tranches described above (the number of PSUs that vested as of December 31, 2015 and associated value are also reflected in the “Stock Awards” column of the Option Exercises and Stock Awards Vested Table).

Performance-vesting Restricted Stock Units Vesting Schedule
Name		Tranche I		Tranche II		Tranche III
	Total Target Units(#)	Target (35%) Units(#)	Threshold (17.5%) Units(#)	Target (15%) Units(#)	Threshold (7.5%) Units(#)	Target (50%) Units(#)	Threshold (25%) Units(#)
Helen I. Torley	180,000	63,000	31,500	27,000	13,500	90,000	45,000
Athena M. Countouriotis	86,000	30,100	15,050	12,900	6,450	43,000	21,500
Other LTI Grant Practices
For the annual 2016 LTI award, the Compensation Committee began awarding LTI compensation to its NEOs (and all employees) based on competitive “market value” versus a “fixed number of shares.” Additionally, the Board of Directors approved other changes in early 2016 to further align the LTI compensation practices with stockholder interests:

•
Approved an amendment to the Company’s Corporate Governance Guidelines requiring each executive officer to: (i) hold at least 50% of all net shares of restricted stock that vests; and (ii) hold at least 50% of the underlying gain in shares of the Company’s common stock as a result of stock option exercises, until the executive officer comes into compliance with the stock ownership guidelines;

•
Changed its granting practice for newly hired executives (including executive officers) to be the first trading day of the month following hire date (versus the prior practice of granting awards on the hire date); and

•	Implemented a policy requiring a minimum one-year vesting for all future stock option awards.
Executive Total Rewards Philosophy
The Compensation Committee periodically reviews its total rewards philosophy for executive officers to confirm it continues to meet the objectives of:

•	Supporting the short- and long-term business strategy;

•	Anchoring to market-based principles and tailored to Halozyme’s culture; and

•	Aligning the interests of the executive officers with the interests of Halozyme stockholders.

Each of the three primary compensation elements has a specific purpose and competitive positioning within the peer group as described below:
Peer Group and Competitive Practices
The Compensation Committee annually selects a group of peer companies for competitive analysis of executive compensation. Compensia, an external consulting firm engaged by the Compensation Committee, assists in determining the peer group companies and produces the competitive analysis used to make compensation decisions, among other factors described above. The peer group companies are identified based upon similarity with Halozyme with respect to science/business model, market capitalization, and employee headcount. The peer group is reviewed annually and adjusted as needed to ensure that the peer companies continue to share similarities with Halozyme. For 2015 compensation decisions, the Compensation Committee utilized proxy peer group data from the following companies (with no changes from the 2014 peer group):

2015 Peer Group	
Arena Pharmaceuticals	Momenta Pharmaceuticals
Agios Pharmaceuticals	Nektar Therapeutics
ARIAD Pharmaceuticals	OncoMed
Array BioPharma	Pacira Pharmaceuticals
Clovis Oncology	Puma Biotechnology
Dyax	Seattle Genetics
Genomic Health	Spectrum Pharmaceuticals
ImmunoGen

Other Compensation Matters
Stock Ownership Guidelines
Our Board of Directors and the Compensation Committee have adopted stock ownership guidelines for executive officers which stipulate that the CEO is expected to own shares of Halozyme common stock equal to no less than three times the CEO’s current base salary and that all other executive officers are expected to own shares of Halozyme common stock with value equal to no less than one times the officer’s current base salary. Shares of Halozyme common stock must be owned outright in order to count toward the stock ownership guidelines. Each executive officer is expected to comply with the guidelines within five years of appointment as an executive officer. Each executive officer is required to: (i) hold at least 50% of all net shares of restricted stock that vests; and (ii) hold at least 50% of the underlying gain in shares of the Company’s common stock as a result of stock option exercises, until the executive officer comes into compliance with the stock ownership guidelines. All of our executive officers are making satisfactory progress toward compliance with these guidelines.
Tax Deductibility of Executive Compensation
Section162 (m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent that such compensation exceeds $1.0 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Section 162(m) does not count toward the $1.0 million limit. While Halozyme currently does not pay corporate income tax, any tax benefits associated with executive compensation accumulate with the Company’s net operating loss carry forward.
The Compensation Committee develops the executive compensation program considering the potential tax benefit to Halozyme, but also recognizes that the best interests of stockholders may be better served by providing compensation arrangements that do not provide the Company with full tax benefits. For 2015, the $1.0 million non-performance-based limit was exceeded by our CEO by approximately $0.5 million, primarily as a result of the 2015 EIP payout and restricted stock vesting during the year.
The 2011 Stock Plan provides Section 162(m) protection for the tax deductibility for performance-based awards that use the performance criteria contained in the 2011 Stock Plan until May 2016. The Board of Directors unanimously recommends stockholders vote FOR Proposals 4 and 5 described in this proxy statement to re-approve the performance measures in the 2011 Stock Plan and approve the performance measures in the EIP with respect to awards granted or paid under these plans intended to qualify as “performance-based compensation” under Section 162(m).
Change in Control Agreements
On November 4, 2015, the Compensation Committee adopted changes to the Change in Control Agreements we entered into with executive officers. The Change in Control Agreements provide for cash payments, continued healthcare coverage and accelerated vesting of equity awards for any such executive officer who is terminated for a reason other than cause within 12 months following a change in control transaction. The cash payments, to be made in a lump sum payment, will equal: (i) a multiple of the executive officer’s then-current base salary (twice the base salary of the Company’s CEO and one-and-a-half times the base salary of the other executive officers); and (ii) the amount of target annual bonus opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected heath care premiums under the Company’s group health plans for 18 months post termination of employment (24 months in the case of the CEO). The Change in Control Agreements also provide that the amount of severance benefits could potentially be subject to reduction to the extent that the total payments (as defined in the Change in Control Agreements) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), or become subject to the excise tax imposed under Section 4999 of the Code.
Employment Agreements
The Company does not have written employment agreements with executive officers.

Non-Change in Control Severance Policy
In 2008, our Board of Directors approved the adoption of a company-wide severance policy that is also applicable to executive officers in the following respects: (i) the cash severance for the CEO will be equal to the CEO’s then-current annual base salary; and (ii) the cash severance for executive officers will be equal to one-half of the executive officer’s then-current annual base salary. Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.
Incentive Compensation Recoupment (“Clawback Policy”)
In December 2015, the Compensation Committee approved an incentive compensation recoupment policy which provides for the recovery of compensation received by NEOs in connection with a material restatement in Halozyme’s financial statement disclosure. The Board of Directors will seek reimbursement of annual cash incentive compensation and all equity compensation awards where the payout or vesting exceeds the amounts that would have been received had the financial results been properly reported.
Hedging and Pledging Restrictions
The Company’s Insider Trading Policy prohibits pledging the Company’s securities as collateral and entering into transaction to hedge the value of the Company’s securities owned by executives subject to the policy.
Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Connie L. Matsui (Chair)
Kathryn E. Falberg
Jean-Pierre Bizzari, M.D.

Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2015, 2014 and 2013 by each individual who acted as our principal executive officer, our principal financial officer, and our other most highly compensated executive officers during the fiscal year ended December 31, 2015.

2015 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Helen I. Torley(5)	2015	624,000	—		1,733,750		1,633,600	616,356	9,081		4,616,787
President and Chief Executive Officer	2014	593,391	1,000,000	(6)	1,759,200	(14)	6,437,200	382,500	227,875	(7)	10,400,166

Laurie D. Stelzer(8)	2015	229,115	—		561,825		2,727,090	125,000	200,333	(9)	3,843,363
Senior Vice President and Chief Financial Officer

David A. Ramsay(10)	2015	253,986	—		386,680		364,820	—	8,475		1,013,961
Vice President and Chief Financial Officer	2014	364,875	—		371,385	(14)	367,164	129,886	8,669		1,241,979
	2013	314,941	—		563,453		593,176	201,413	8,122		1,681,105

Harry J. Leonhardt(11)	2015	262,163	—		429,825		2,070,717	145,000	8,383		2,916,088
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Athena M. Countouriotis(12)	2015	426,967	300,000	(13)	299,700	(14)	1,465,325	202,000	7,621		2,701,613
Senior Vice President and Chief Medical Officer

________________

(1)
This column represents the grant date fair value of stock awards granted to the NEOs in fiscal years 2015, 2014 and 2013, in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 8 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 29, 2016. Stock awards granted to executive officers consist of restricted stock units. The amounts shown are the grant date fair value in accordance with the authoritative guidance for stock-based compensation. The weighted average grant date fair value of stock awards granted in 2015, 2014 and 2013 was $13.18, $10.93 and $7.10 per share, respectively, based on the closing prices of Halozyme common stock on the grant dates.

(2)
This column represents the grant date fair value of stock options granted to the NEOs in fiscal years 2015, 2014 and 2013, in accordance with FASB ASC Topic 718. To see the exact share amounts and the value of awards made to the NEOs in fiscal 2015, see the 2015 Grants of Plan-Based Awards table below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 8 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 29, 2016. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on stock price fluctuations and the NEO’s continued employment. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at December 31, 2015 table.

(3)
Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. The performance-based bonuses represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year.

(4)	The amounts set forth in the All Other Compensation column for the NEOs include Company payments for group term life insurance and Company contributions to the Halozyme Therapeutics, Inc. 401(k) Plan.

(5)	Dr. Torley joined Halozyme as President, CEO and director effective January 6, 2014.

(6)	Represents a $1 million payment to Dr. Torley that was intended to replace an equivalent bonus that she would have earned from her former employer.

(7)	Includes the reimbursement of $219,000 in relocation expenses.

(8)	Ms. Stelzer joined Halozyme as Senior Vice President and Chief Financial Officer effective June 15, 2015.

(9)	Includes the reimbursement of $200,000 in relocation expenses.

(10)
Mr. Ramsay was appointed as our Vice President and CFO on May 20, 2013. In connection with his appointment, Mr. Ramsay’s base salary was increased to $350,000 beginning on the date of the appointment. Mr. Ramsay’s salary and bonus earned during the period of time that he served as CFO in fiscal 2013 were $216,712 and $173,370, respectively. Mr. Ramsay’s employment with Halozyme concluded effective July 17, 2015.

(11)	Mr. Leonhardt joined Halozyme as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary effective April 13, 2015.

(12)	Dr. Countouriotis joined Halozyme as Senior Vice President and Chief Medical Officer effective January 5, 2015.

(13)	Represents a one-time sign-on bonus to Dr. Countouriotis in connection with her recruitment as CMO.

(14)
Consistent with the estimate of aggregate compensation cost recognized in accordance with FASB ASC Topic 718 (reflecting the probable outcome of the performance conditions), these amounts do not include 180,000 and 72,975 PSUs granted to Dr. Torley and Mr. Ramsay, respectively, on July 28, 2014. Assuming the highest level of performance conditions were achieved, these PSUs had a grant date value of $1,603,800 and $650,207, respectively. As of December 31, 2015, 31,500 and 104,475 of these PSUs had vested and canceled, respectively, which had a grant date fair value of $280,665 and $930,872, respectively. In addition, this column does not include 86,000 PSUs granted to Dr. Countouriotis on January 5, 2015. Assuming the highest level of performance conditions were achieved, these PSUs had a grant date value of 859,140. As of December 31, 2015, 15,050 and 15,050 of these PSUs had vested and canceled, respectively, which had a grant date fair value of $150,350 and $150,350, respectively.

2015 Grants of Plan-Based Awards
The following table sets forth certain summary information with respect to plan-based awards granted during the fiscal year ended December 31, 2015 to our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)					All Other Stock Awards: Number of Shares or Units(#)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Thresh -old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)		Maximum (#)
Helen I. Torley	n/a	—	468,000	936,000	—	—		—		—		—		—	—
	2/6/2015	—	—	—	—	—		—		—		200,000	(2)	13.87	1,633,600
	2/6/2015	—	—	—	—	—		—		125,000	(3)	—		—	1,733,750
Laurie D. Stelzer (5)	n/a	—	91,595	183,189	—	—		—		—		—		—	—
	6/15/2015	—	—	—	—	—		—		—		225,000	(5)	20.43	2,727,090
	6/15/2015	—	—	—	—	—		—		27,500	(5)	—		—	561,825
David A. Ramsay (6)	2/4/2015	—	—	—	—	—		—		—		45,000	(2)	13.81	364,820
	2/4/2015	—	—	—	—	—		—		28,000	(4)	—		—	386,680
Harry J. Leonhardt (7)	n/a	—	109,107	218,214	—	—		—		—		—		—	—
	4/13/2015	—	—	—	—	—		—		—		225,000	(7)	15.63	2,070,720
	4/13/2015	—	—	—	—	—		—		27,500	(7)	—		—	429,825
Athena M. Countouriotis (8)	n/a	—	169,644	339,288	—	—		—		—		—		—	—
	1/5/2015	—	—	—	—	—		—		—		250,000	(8)	9.99	1,465,325
	1/5/2015	—	—	—	—	—		—		30,000	(8)	—		—	299,700
	1/5/2015	—	—	—	—	27,950	(9)	55,900	(9)	—		—		—	859,140
________________

(1)
For a description of the elements of the incentive plan applicable to our NEOs, refer to “Compensation Discussion and Analysis - Elements of Executive Compensation for 2015” in this proxy statement. The actual amount of cash paid to each NEO pursuant to the incentive plan established for 2015 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)
These option awards were granted in February 2015 based on accomplishment of specified Company and individual performance criteria in fiscal 2014. These option awards vest one-fourth on the one year anniversary of the date of grant and then 1/48 of the shares monthly thereafter.

(3)
This restricted stock unit award was granted in February 2015 based on accomplishment of specified Company and individual performance criteria in fiscal 2014. This restricted stock unit award has a grant date fair value of $13.87 per share and vests one-fourth on each anniversary of the date of grant.

(4)
This restricted stock unit award was granted in February 2015 based on accomplishment of specified Company and individual performance criteria in fiscal 2014. This restricted stock unit award has a grant date fair value of $13.81 per share and vests one-fourth on each anniversary of the date of grant.

(5)
Ms. Stelzer joined Halozyme as Senior Vice President and Chief Financial Officer effective June 15, 2015. In connection with her new hire, these stock option and restricted stock unit awards were granted in June 2015. The stock option awards vest at the rate of one-fourth of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. The restricted stock unit awards vest at the rate of one-fourth of the shares at each anniversary of the date of grant. The restricted stock unit award has the grant date fair value of $20.43 per share.

(6)	Mr. Ramsay’s employment with Halozyme concluded effective July 17, 2015.

(7)
Mr. Leonhardt joined Halozyme as Senior Vice President, General Counsel, Chief Compliance Officer, and Secretary effective April 13, 2015. In connection with his new hire, these stock option and restricted stock unit awards were granted in April 2015. The stock option awards vest at the rate of one-fourth of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. The restricted stock unit awards vest at the rate of one-fourth of the shares at each anniversary of the date of grant. The restricted stock unit award has the grant date fair value of $15.63 per share.

(8)
Dr. Countouriotis joined Halozyme as Senior Vice President and Chief Medical Officer effective January 5, 2015. In connection with her new hire, these stock option and restricted stock unit awards were granted in January 2015. The stock option awards vest at the rate of one-fourth of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter. The restricted stock unit awards vest at the rate of one-fourth of the shares at each anniversary of the date of grant. The restricted stock unit award has the grant date fair value of $9.99 per share.

(9)
Vesting for these awards is conditioned upon the Compensation Committee’s determination that Halozyme achieved specified clinical trial, product development and new collaboration goals at stated times through April 2017.

Outstanding Equity Awards at December 31, 2015
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2015:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Helen I. Torley	1/6/2014	335,416	364,584	14.66	1/6/2024	—		—
	1/6/2014	—	—	—	—	90,000	(3)	1,559,700
	7/28/2014	—	—	—	—	117,000	(4)	2,027,610
	2/6/2015	—	200,000	13.87	2/6/2025	—		—
	2/6/2015	—	—	—	—	125,000	(3)	2,166,250
Laurie D. Stelzer	6/15/2015	—	225,000	20.43	6/15/2025	—		—
	6/15/2015	—	—		—	27,500	(3)	476,575
Harry J. Leonhardt	4/13/2015	—	225,000	15.63	4/13/2025	—		—
	4/13/2015	—	—	—	—	27,500	(3)	476,575
Athena M. Countouriotis	1/5/2015	—	250,000	9.99	1/5/2025	—		—
	1/5/2015	—	—	—	—	30,000	(3)	519,900
	1/5/2015	—	—	—	—	55,900	(4)	968,747
________________

(1)	Each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)
Computed by multiplying the closing market price of our common stock on December 31, 2015, the last trading date in fiscal year 2015, of $17.33 by the number of shares or stock units, as appropriate, set forth in this table.

(3)	This restricted stock unit award vests one-fourth on each anniversary of the date of grant.

(4)
Vesting for these awards is conditioned upon the Compensation Committee’s determination that Halozyme achieved specified clinical trial, product development and new collaboration goals at stated times through April 2017.

Option Exercises and Stock Awards Vested
The following table sets forth certain information with respect to the exercise of stock options and vesting of stock awards by our NEOs during the fiscal year ended December 31, 2015:

OPTION EXERCISES AND STOCK AWARDS DURING FISCAL YEAR 2015
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Helen I. Torley	—	—	61,500	847,695
Athena M. Countouriotis	—	—	15,050	260,817
David A. Ramsay	199,160	1,307,062	19,770	323,941
________________

(1)	The value realized on exercise is based on the difference between the closing sale price of Halozyme common stock on the date of exercise and the exercise price of each option.

(2)
The amounts in this column represent the number of stock award shares vested. The actual number of shares issued was the number of shares vested reduced by the number of shares surrendered as payment for withholding taxes.

(3)	The value realized on vesting is based on the closing sale price of Halozyme common stock on the vest date.
Potential Payments Upon Termination or Change in Control
Severance Policy
On February 6, 2008, the Board of Directors approved the adoption of a company-wide severance policy applicable to executive officers in the following respects: (i) the cash severance for the CEO will be equal to the CEO’s then-current annual base salary; and (ii) the cash severance for executive officers will be equal to one half of the then-current annual base salary for such officers. Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.
Under the Policy, assuming: (i) each of the NEOs was terminated without cause on December 31, 2015; and (ii) each NEO executed a release of claims in a form satisfactory to the Company, the NEOs (other than Mr. Ramsay, who concluded service prior to the end of 2015) would have received the following amounts pursuant to the severance policy:

Name	Lump Sum Severance Payment	Post- Termination Healthcare
Helen I. Torley	$624,000	$18,544
Laurie D. Stelzer	$210,000	$13,109
Harry J. Leonhardt	$190,000	$4,253
Athena M. Countouriotis	$215,000	$4,253

Change in Control
On November 4, 2015, the Compensation Committee adopted changes to the Change in Control Agreements we entered into with executive officers. The Change in Control Agreements provide for cash payments, continued healthcare coverage and accelerated vesting of equity awards for any such executive officer who is terminated for a reason other than cause within 12 months following a change in control transaction. The cash payments, to be made in a lump sum payment, will equal: (i) a multiple of the executive officer's then-current base salary (twice the salary of the Company's CEO and one-and-a-half times the base salary of the other executive officers); and (ii) the amount of target annual bonus opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected heath care premiums under the Company’s group health plans for 18 months post termination of employment (24 months in the case of the CEO). The Change in Control Agreements also provide that the amount of severance benefits could potentially be subject to reduction to the extent that the total payments (as defined in the Change in Control Agreements) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code or become subject to the excise tax imposed under Section 4999 of the Code.
Assuming a change in control took place on December 31, 2015 and each of the NEOs was terminated without cause immediately following the change in control, the foregoing individuals (other than Mr. Ramsay, who concluded employment prior to the end of 2015) would have received the following amounts as a result of such terminations:
2016 Potential Payments Upon Change in Control

Name	Equity Awards(1)	Lump Sum Cash Severance	Post- Termination Healthcare	Total
Helen I. Torley	$7,418,999	$2,184,000	$55,631	$9,658,630
Laurie D. Stelzer	$476,575	$882,000	$58,991	$1,417,566
Harry J. Leonhardt	$859,075	$798,000	$19,140	$1,676,215
Athena M. Countouriotis	$3,323,647	$903,000	$19,140	$4,245,787
________________

(1)
Amounts shown in this column reflect the value of unvested options and market value of unvested restricted stock units that would have accelerated if the NEO was terminated on December 31, 2015 in connection with a change in control. Values were derived using the closing market price of our common stock on December 31, 2015, the last trading date in fiscal year 2015, of $17.33. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the value shown in this column.

Compensation of Directors
The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2015 by each individual who served as a director at any time during the fiscal year:

2015 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Jean-Pierre Bizzari	56,538	250,899	307,437
Robert L. Engler(3)	12,500	—	12,500
Kathryn E. Falberg	125,000	199,997	324,997
Jeffrey W. Henderson	26,318	150,005	176,323
Kenneth J. Kelley	70,000	199,997	269,997
Randal J. Kirk	50,000	199,997	249,997
Connie L. Matsui	80,000	199,997	279,997
John S. Patton(4)	30,000	—	30,000
Matthew L. Posard	66,250	199,997	266,247
________________

(1)	Represents the grant date fair value of restricted stock awards granted in fiscal year 2015 in accordance with FASB ASC Topic 718.

(2)	The aggregate numbers of shares subject to outstanding stock options and restricted stock awards held by the non-employee directors as of December 31, 2015 are described below:

Name	Aggregate Number of Option Awards Outstanding (#)	Aggregate Number of Stock Awards Outstanding (#)
Jean-Pierre Bizzari	—	6,588
Robert L. Engler	—	—
Kathryn E. Falberg	20,000	6,588
Jeffrey W. Henderson	—	4,270
Kenneth J. Kelley	—	6,588
Randal J. Kirk	10,000	6,588
Connie L. Matsui	10,000	6,588
John S. Patton	—	—
Matthew L. Posard	—	6,588

(3)	Dr. Engler resigned from the Board on February 24, 2015.

(4)	Mr. Patton resigned from the Board on May 6, 2015.

Directors’ Compensation
Effective December 2015, the compensation for our non-employee directors is as follows: each non-employee director receives an initial restricted stock grant of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) upon joining the Board; provided that, the numbers of shares granted for directors first elected or appointed between Annual Meetings shall be prorated based on the number of full quarters the individual is scheduled to serve as a non-employee director from the date of election or appointment until the next Annual Meeting of the stockholders such that the recipient will receive a grant of restricted stock valued at $150,000 for a period of service exceeding 270 days, a grant of restricted stock valued at $100,000 for a period of service exceeding 180 days (but no more than 270 days), a grant of restricted stock valued at $50,000 for a period of service exceeding 90 days (but no more than 180 days), and no shares for a period of service of 90 days or less. Subject to acceleration in the event of a change of control of the Company, this initial restricted stock grant will vest upon the date of the next Annual Meeting following the date of the initial restricted stock grant. Non-employee directors also automatically receive annual restricted stock grants of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) immediately following future Annual Meetings. Subject to acceleration in the event of a change of control of us, this annual restricted stock grant will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of the annual restricted stock grant. All restricted stock awards will be granted under our Amended and Restated 2011 Stock Plan.
Our non-employee directors also receive an annual retainer of $50,000 for service on the Board, provided that our Chair of the Board of Directors receives an annual retainer of $85,000, as well as an additional annual retainer for service on any committee of the Board. Non-employee directors who serve on the Audit Committee receive an annual retainer of $15,000, provided that the Chair of that committee receives an annual retainer of $30,000. Non-employee directors who serve on the Compensation Committee receive an annual retainer of $10,000, provided that the Chair of that committee receives an annual retainer of $20,000. Non-employee directors who serve on the Nominating and Corporate Governance Committee receive an annual retainer of $5,000, provided that the Chair of that committee receives an annual retainer of $10,000. Employee directors do not receive any compensation for service on the Board of Directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth, as of March 10, 2016, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and executive officers of Halozyme as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)
Randal J. Kirk	19,839,337	(4)	15.4%
The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141
Iridian Asset Management LLC	12,990,084	(5)	10.1%
276 Post Road West, Westport, CT 06880
BlackRock, Inc.	7,778,349	(6)	6.0%
55 East 52nd Street, New York, NY 10055
Vanguard Group Inc.	7,440,205	(7)	5.8%
100 Vanguard Blvd., Malvern, PA 19355
BB Biotech AG	7,029,832	(8)	5.4%
Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland
Helen I. Torley	591,797	(9)	*
Laurie D. Stelzer	10,000		*
David A. Ramsay	371,869		*
Harry J. Leonhardt	56,250	(10)	*
Athena M. Countouriotis	96,970	(11)	*
Jean-Pierre Bizzari	16,612		*
Jeffrey W. Henderson	6,405		*
Kenneth J. Kelley	168,051		*
Kathryn E. Falberg	338,051		*
Connie L. Matsui	213,051	(12)	*
James M. Daly	—		n/a
Matthew L. Posard	58,051		*
Directors and executive officers as a group (12 persons)	21,394,575		16.6%
________________

*	Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11388 Sorrento Valley Road, San Diego, CA 92121.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.

(3)
Calculated on the basis of 129,094,728 shares of common stock outstanding as of March 10, 2016, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 10, 2016 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)
Based on Form 4 filed by Randal J. Kirk with the SEC on May 8, 2015. Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 2,685,415 shares held by R.J. Kirk Declaration of Trust; 331,395 shares held by JPK 2009, LLC; 331,394 shares held by MGK 2009, LLC; 293,000 shares held by JPK 2008, LLC; 293,000 shares held by MGK 2008, LLC; 293,000 shares held by ZSK 2008, LLC; 10,945 shares held by Lotus Capital (2000) Company, Inc.; 3,977,445 shares held by Kapital Joe LLC; 135,000 shares held by Third Security Staff 2001 LLC; 1,326,320 shares held by New River Management IV, LP; 6,328,853 shares held by New River Management V, LP; 263,200 shares held by JPK 2012, LLC and 42,319 shares held by The Kellie L. Banks (2009) Long-Term Trust. Also includes 10,000 shares subject to options that may be exercised within 60 days after March 10, 2016.

(5)
Based on Schedule 13G filed by Iridian Asset Management LLC (“Iridian”) with the SEC on January 26, 2016. Iridian Asset Management LLC held shared voting and dispositive power over 12,990,084 shares. Messrs. David Cohen and Harold Levy may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian and having the power to vote and direct the disposition of shares of Common Stock as joint Chief Investment Officers of Iridian.

(6)
Based on Schedule 13G filed by BlackRock, Inc. with the SEC on January 26, 2016. BlackRock, Inc. beneficially owned 7,778,349 shares, with sole voting power over 7,508,456 shares and sole dispositive power over 7,778,349 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.

(7)
Based on Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2016. The Vanguard Group beneficially owned 7,440,205 shares, with sole voting power over 235,665 shares, shared voting power over 6,600 shares, sole dispositive power over 7,204,540 shares and shared dispositive power over 235,665 shares, which shares are reported by The Vanguard Group as in its own capacity and on behalf of its subsidiaries.

(8)
Based on Schedule 13G filed by BB Biotech AG with the SEC on February 9, 2016. BB Biotech AG and its wholly owned subsidiary, Biotech Target N.V., held shared voting and dispositive power over 7,029,832 shares.

(9)	Includes 470,831 shares subject to options that may be exercised within 60 days after March 10, 2016.

(10)	Includes 56,250 shares subject to options that may be exercised within 60 days after March 10, 2016.

(11)	Includes 83,332 shares subject to options that may be exercised within 60 days after March 10, 2016.

(12)	Includes 10,000 shares subject to options that may be exercised within 60 days after March 10, 2016.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Each such person is required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
Based solely on our review of such forms furnished to us and written representations from certain reporting persons that no other reports were required, we reasonably believe that all required reports were timely filed.
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2017 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 23, 2016.
Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2017 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 23, 2016, in accordance with the specific procedural requirements in our Bylaws. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the proposal at our 2017 Annual Meeting.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2016 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our Secretary at 11388 Sorrento Valley Road, San Diego, California 92121, or by telephone at (858) 794-8889. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
By order of the Board of Directors,
HARRY J. LEONHARDT, ESQ.
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary
March 23, 2016

Appendix A

HALOZYME THERAPEUTICS, INC.
2011 STOCK PLAN
(as amended through May 4, 2016)

TABLE OF CONTENTS

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN 1

1.1	Establishment 1

1.2	Purpose 1

1.3	Term of Plan 1

2.	DEFINITIONS AND CONSTRUCTION 1

2.1	Definitions 1

2.2	Construction 6

3.	ADMINISTRATION 6

3.1	Administration by the Committee 6

3.2	Authority of Officers 6

3.3	Committee Complying with Section 162(m) 6

3.4	Powers of the Committee 7

3.5	Indemnification 8

3.6	Arbitration 8

3.7	Repricing and Reloading Prohibited 8

4.	SHARES SUBJECT TO PLAN 8

4.1	Maximum Number of Shares Issuable 8

4.2	Adjustments for Changes in Capital Structure 9

5.	ELIGIBILITY AND AWARD LIMITATIONS 9

5.1	Persons Eligible for Awards 9

5.2	Participation 10

5.3	Incentive Stock Option Limitations 10

5.4	Award Limits 10

6.	TERMS AND CONDITIONS OF OPTIONS 11

6.1	Exercise Price 12

6.2	Exercisability and Term of Options 12

6.3	Payment of Exercise Price 12

6.4	Effect of Termination of Service 13

6.5	Transferability of Options 13

7.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS 13

7.1	Types of SARs Authorized 13

7.2	Exercise Price 14

7.3	Exercisability and Term of SARs 14

7.4	Deemed Exercise of SARs 14

7.5	Effect of Termination of Service 14

7.6	Nontransferability of SARs 14

8.	TERMS AND CONDITIONS OF STOCK AWARDS 14

8.1	Types of Restricted Stock Awards Authorized 14

8.2	Purchase Price 15

8.3	Purchase Period 15

8.4	Vesting and Restrictions on Transfer 15

8.5	Voting Rights; Dividends and Distributions 15

8.6	Effect of Termination of Service 15

8.7	Nontransferability of Restricted Stock Award Rights 15

9.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS 15

9.1	Types of Performance Awards Authorized 16

9.2	Initial Value of Performance Shares and Performance Units 16

9.3	Establishment of Performance Period, Performance Goals and Performance Award Formula 16

9.4	Measurement of Performance Goals 16

9.5	Settlement of Performance Awards 18

9.6	Voting Rights; Dividend Equivalent Rights and Distributions 18

9.7	Effect of Termination of Service 19

9.8	Nontransferability of Performance Awards 19

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS 19

10.1	Grant of Restricted Stock Unit Awards 19

10.2	Vesting 20

10.3	Voting Rights, Dividend Equivalent Rights and Distributions 20

10.4	Effect of Termination of Service 20

10.5	Settlement of Restricted Stock Unit Awards 20

10.6	Nontransferability of Restricted Stock Unit Awards 20

11.	EFFECT OF CHANGE IN CONTROL ON AWARDS 21

11.1	Change in Control Transactions 21

11.2	Unusual or Nonrecurring Events 21

12.	COMPLIANCE WITH SECURITIES LAW 21

13.	TAX WITHHOLDING 22

13.1	Tax Withholding in General 22

13.2	Withholding in Shares 22

14.	AMENDMENT OR TERMINATION OF PLAN 22

15.	MISCELLANEOUS PROVISIONS 22

15.1	Repurchase Rights 22

15.2	Rights as Employee, Consultant or Director 22

15.3	Rights as a Stockholder 23

15.4	Fractional Shares 23

15.5	Severability 23

15.6	Beneficiary Designation 23

15.7	Unfunded Obligation 2

HALOZYME THERAPEUTICS, INC.
2011 STOCK PLAN
(as amended through May 4, 2016)
1.Establishment, Purpose and Term of Plan.
1.1    Establishment. The Halozyme Therapeutics, Inc. 2011 Stock Plan (the “Plan”) was adopted March 10, 2011, subject to approval by the stockholders of the Company (the date of such stockholder approval, the “Effective Date”). Upon the Effective Date of the Plan, the Prior Plans were terminated such that no additional Awards could be granted thereunder. The terms of the Prior Plans remain in effect with respect to outstanding Awards until they are exercised, settled, expired, forfeited or otherwise canceled in full. On March 13, 2013, the Plan was amended and restated, subject to approval by the stockholders of the Company and subsequently amended and restated again on May 6, 2015 following stockholder approval. On February 24, 2016, the Plan was further amended and restated, subject to stockholder approval (including re-approval of certain Section 162(m) performance measures) at the next annual meeting of stockholders.
1.2    Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for the Participating Company Group, by motivating such persons to contribute to the growth and profitability of the Participating Company Group, by aligning their interests with interests of the Company’s stockholders, and by rewarding such persons for their services by tying a significant portion of their total compensation package to the success of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Awards, Performance Shares, Performance Units, and Restricted Stock Units as described below.
1.3    Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, Awards shall not be granted later than March 9, 2021. The Company intends that the Plan comply with Section 409A of the Code (including any amendments to or replacements of such section), and the Plan shall be so construed.
2.    Definitions and Construction.
2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(a)    “Affiliate” means (i) an entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.
(b)    “Award” means any Option, SAR, Stock Award, Restricted Stock Award, Performance Share, Performance Unit, or Restricted Stock Unit granted under the Plan or any Prior Plan.
(c)    “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means the occurrence of any of the following:
(i)    an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(y)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(ii)    a liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsection (i) of this Section 2.1(e) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation subject to and not exempted from the requirements of Section 409A of the Code would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
(f)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(g)    “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. The Committee shall have the exclusive authority to administer the Plan and shall have all of the powers granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.
(h)    “Company” means Halozyme Therapeutics, Inc., a Delaware corporation, or any Successor.
(i)    “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company.
(j)    “Director” means a member of the Board or of the board of directors of any Participating Company.
(k)    “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(l)    “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant, or a cash payment, in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.
(m)    “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)    “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)    Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on such national or regional securities exchange or market system constituting the primary market for the Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.
(ii)    Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the closing, high, low or average sale price of a share of Stock or the actual sale price of a share of Stock received by a Participant, on such date, the preceding trading day, the next succeeding trading day or an average determined over a period of trading days. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan.
(iii)    If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
(p)    “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.
(q)    “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but who was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(r)    “Insider” means an Officer, a Director, or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.
(s)    “Non-Control Affiliate” means any entity in which any Participating Company has an ownership interest and which the Committee shall designate as a Non-Control Affiliate.

(t)    “Nonemployee Director” means a Director who is not an Employee.
(u)    “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.
(v)    “Officer” means any person designated by the Board as an officer of the Company.
(w)    “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(x)    “Option Expiration Date” means the date of expiration of the Option’s term as set forth in the Award Agreement.
(y)    “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(z)    “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(aa)    “Participant” means any eligible person who has been granted one or more Awards.
(bb)    “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
(cc)    “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
(dd)    “Performance Award” means an Award of Performance Shares or Performance Units.
(ee)    “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 9.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.
(ff)    “Performance Goal” means a performance goal established by the Committee pursuant to Section 9.3 of the Plan.
(gg)    “Performance Period” means a period established by the Committee pursuant to Section 9.3 of the Plan at the end of which one or more Performance Goals are to be measured.
(hh)    “Performance Share” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Share, as determined by the Committee, based on performance.

(ii)    “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.
(jj)    “Prior Plans” means the Company’s 2008 Stock Plan, 2006 Stock Plan, and 2004 Stock Plan (each, a “Prior Plan”).
(kk)    “Restricted Stock Award” means an Award of Restricted Stock.
(ll)    “Restricted Stock Unit” or “Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 10 of the Plan to receive a share of Stock on a date determined in accordance with the provisions of Section 10 and the Participant’s Award Agreement.
(mm)    “Restriction Period” means the period established in accordance with Section 8.4 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.
(nn)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.
(oo)    “SAR” or “Stock Appreciation Right” means a bookkeeping entry representing, for each share of Stock subject to such SAR, a right granted to a Participant pursuant to Section 7 of the Plan to receive payment in any combination of shares of Stock or cash of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price.
(pp)    “Section 162(m)” means Section 162(m) of the Code.
(qq)    “Securities Act” means the Securities Act of 1933, as amended.
(rr)    “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(ss)    “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2 of the Plan.
(tt)    “Stock Award” means an Award of Stock as described in Section 8 of the Plan.
(uu)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(vv)    “Successor” means a corporation into or with which the Company is merged or consolidated or which acquires all or substantially all of the assets of the Company and which is designated by the Board as a Successor for purposes of the Plan.
(ww)    “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.
(xx)    “Vesting Conditions” means those conditions established in accordance with Section 8.4 or Section 10.2 of the Plan prior to the satisfaction of which shares subject to a Restricted Stock Award or Restricted Stock Unit Award, respectively, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.
2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.    Administration.
3.1    Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
3.2    Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has been delegated such authority by the Committee with respect to such matter, right, obligation, determination or election.
3.3    Committee Complying with Section 162(m). While the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).
3.4    Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(a)    to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock or units to be subject to each Award;
(b)    to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;
(c)    to determine the Fair Market Value of shares of Stock or other property;
(d)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;
(e)    to determine whether an Award will be settled in shares of Stock, cash, or in any combination thereof;
(f)    to approve one or more forms of Award Agreement;
(g)    to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;
(h)    to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;
(i)    without the consent of the affected Participant and notwithstanding the provisions of any Award Agreement to the contrary, to unilaterally substitute at any time a Stock Appreciation Right providing for settlement solely in shares of Stock in place of any outstanding Option, provided that such Stock Appreciation Right covers the same number of shares of Stock and provides for the same exercise price (subject in each case to adjustment in accordance with Section 4.2) as the replaced Option and otherwise provides substantially equivalent terms and conditions as the replaced Option, as determined by the Committee;
(j)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;
(k)    to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and
(l)    to the extent permitted by applicable law, to delegate to any proper Officer the authority to grant one or more Awards, without further approval of the Committee, to any person eligible pursuant to Section 5, other than himself or a person who, at the time of such grant, is an Insider; provided, however, that (i) the exercise price per share of each such Option shall be equal to the Fair Market Value per share of the Stock on the effective date of grant, and (ii) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.
3.5    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof

(provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
3.6    Arbitration. Any dispute or claim concerning any Awards granted (or not granted) pursuant to this Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. By accepting an Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.
3.7    Repricing and Reloading Prohibited. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefor of cash, other Awards, or new Options or SARs having a lower exercise price or (b) the amendment of outstanding Options or SARs to reduce the exercise price thereof. This paragraph shall not be construed to apply to the issuance or assumption of an Award in a transaction to which Code section 424(a) applies, within the meaning of Section 424 of the Code.
4.    Shares Subject to Plan.
4.1    Maximum Number of Shares Issuable. Effective as of the date of its most recent amendment and restatement, and subject to adjustment as provided in Section 4.2, the maximum number of shares of Stock that may be issued under the Plan pursuant to Awards granted hereunder shall be increased by six million and five hundred thousand (6,500,000) shares to a total of twenty-six million (26,000,000) shares of stock. No new Awards shall be granted under any Prior Plan on or after the Effective Date of this Plan. Shares issuable under this Plan shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award granted under this Plan for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award granted under this Plan that are subject to forfeiture or repurchase are forfeited or repurchased by the Company, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall restore to this Plan and be available for issuance under the Plan. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations shall not again be available for issuance under the Plan. Upon payment in shares of Stock pursuant to the exercise of a SAR, the number of Shares available for issuance under the Plan shall be reduced by the gross number of Shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Settlement, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Further, shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be added to the shares of Stock authorized for grant under this Plan.
4.2    Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.4, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number. The Committee in its sole discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas, and Performance Periods, so long as such adjustment does not prevent an Award intended to qualify as “performance-based compensation” under Section 162(m) from being so qualified. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.
5.    Eligibility and Award Limitations.
5.1    Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors. For purposes of the foregoing sentence, “Employees,” “Consultants” and “Directors” shall include prospective Employees, prospective Consultants and prospective Directors to whom Awards are offered to be granted in connection with written offers of an employment or other service relationship with the Participating Company Group; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service.
5.2    Participation. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.
5.3    Incentive Stock Option Limitations.
(a)    Persons Eligible.  An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.
(b)    Fair Market Value Limitation.  To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for Stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Stock shall be determined as of the time the option with respect to such Stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

5.4    Award Limits.
(a)    Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.  Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed the aggregate number of shares of Stock set forth in Section 4.1. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Section 4.2 and further subject to the limitation set forth in Section 5.4(b) below.
(b)    Aggregate Limit on Full Value Awards.  Subject to adjustment as provided in Section 4.2, the aggregate number of shares that may be issued under the Plan pursuant to the exercise or settlement of Stock Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Awards (“Full Value Awards”), on or after May 5, 2016 shall be limited to one-third (1/3rd) of the total number of shares of Stock that remain available for grant under Section 4.1 (after taking into account the share increase from the most recent amendment and restatement of the Plan) which are not subject to outstanding Awards (the “Pre-May 2016 Grants”). The limitation on Full Value Awards that may be granted under the Plan shall be increased by shares which again become available for grant under Section 4.1 provided such shares relate to Full Value Awards granted on or after May 5, 2016. Any shares which again become available for grant under Section 4.1 that relate to Pre-May 2016 Grants may be granted as Options or SARSs, but not as Full Value Awards.
(c)    Section 162(m) Award Limits.  The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m) and the Award is intended to qualify as “performance based compensation” under Section 162(m). Per-individual limits shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered, or canceled.
(i)    Options and SARs.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Options or Freestanding SARs which in the aggregate are for more than One Million (1,000,000) shares of Stock reserved for issuance under the Plan; provided, however, that such maximum number shall be Two Million (2,000,000) shares with respect to any individual during the first fiscal year that the individual is employed with the Participating Company Group.
(ii)    Stock, Restricted Stock and Restricted Stock Unit Awards.  Subject to adjustment as provided in Section 4.2, no Employee shall be granted within any fiscal year of the Company one or more Stock Awards, Restricted Stock Awards or Restricted Stock Unit Awards, the grant or vesting of which is based on the attainment of Performance Goals, for more than Five Hundred Thousand (500,000) shares of Stock reserved for issuance under the Plan; provided, however, that such maximum number shall be One Million (1,000,000) shares with respect to any individual during the first fiscal year that the individual is employed with the Participating Company Group.
(iii)    Performance Awards.  Subject to adjustment as provided in Section 4.2 and the limitation set forth in Section 5.4(b), no Employee shall be granted within any fiscal year of the Company (1) Performance Shares which could result in such Employee receiving more than Five Hundred Thousand (500,000) shares of Stock reserved for issuance under the Plan for each full fiscal year of the Company contained in the Performance Period for such Award, or (2) Performance Units having a grant date value equal to the Fair Market Value of Five Hundred Thousand (500,000) shares of Stock on the date of grant for each full fiscal year of the Company contained in the Performance Period for such Award.
(d)    Nonemployee Director Awards. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards to Nonemployee Directors in their capacity as Directors granted to any Nonemployee Director during any single calendar year shall not exceed six hundred thousand dollars ($600,000).

6.    Terms and Conditions of Options.
Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
6.1    Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.
6.2    Exercisability and Term of Options.
(c)    Option Vesting and Exercisability.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (i) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (ii) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (iii) no Option shall have a time-based or performance-based vesting provision which results in any portion of the Option becoming vested within one-year from the Option’s date of grant.
(d)    Participant Responsibility for Exercise of Option.  Each Participant is responsible for taking any and all actions as may be required to exercise any Option in a timely manner, and for properly executing any documents as may be required for the exercise of an Option in accordance with such rules and procedures as may be established from time to time. By signing an Option Agreement each Participant acknowledges that information regarding the procedures and requirements for the exercise of any Option is available upon such Participant’s request. The Company shall have no duty or obligation to notify any Participant of the expiration date of any Option.
6.3    Payment of Exercise Price.
(e)    Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) to the extent permitted by the Committee, in its sole discretion, by net share settlement (a “Net Settlement”); provided that such Net Settlement shall not be permitted with respect to an Incentive Stock Option unless the Participant consents to the Option being converted to a Nonstatutory Stock Option, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.
(f)    Limitations on Forms of Consideration.  Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.
6.4    Effect of Termination of Service.
(a)    Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time periods provided in the Award Agreement.
(b)    Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, unless the Committee provides otherwise in the Award Agreement, if the exercise of an Option within the applicable time periods is prevented by the provisions of Section 12 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.
6.5    Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act or as necessary to qualify for an exemption from registration under Section 12(g) of the Exchange Act.
7.    Terms and Conditions of Stock Appreciation Rights.
Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No SAR or purported SAR shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
7.1    Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.
7.2    Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR.

7.3    Exercisability and Term of SARs.
(c)    Tandem SARs.  Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option.
(d)    Freestanding SARs.  Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR.
7.4    Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion, except as otherwise prohibited by applicable law.
7.5    Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee in the grant of an SAR and set forth in the Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only as provided in the Award Agreement.
7.6    Nontransferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the exercise of an SAR, the SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.
8.    Terms and Conditions of Stock Awards.
Stock Awards may be granted with or without Vesting Conditions and may or may not require the payment of cash consideration. Stock Awards shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Stock Award or purported Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
8.1    Types of Restricted Stock Awards Authorized. Restricted Stock Awards may or may not require the payment of cash consideration for the stock. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Award or the lapsing of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
8.2    Purchase Price. The purchase price, if any, for shares of Stock issuable under each Stock Award and the means of payment shall be established by the Committee in its discretion.
8.3    Purchase Period. A Stock Award requiring the payment of cash consideration shall be exercisable within a period established by the Committee.
8.4    Vesting and Restrictions on Transfer. Shares issued pursuant to any Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in the Award Agreement or as provided in Section 8.7. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder.
8.5    Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.4 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.
8.6    Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service in exchange for the payment of the purchase price, if any, paid by the Participant. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.
8.7    Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
9.    Terms and Conditions of Performance Awards.
Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
9.1    Types of Performance Awards Authorized. Performance Awards may be in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.
9.2    Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.2, on the effective date of grant of the Performance Share. Each Performance Unit shall have an initial value determined by the Committee; provided, however, that in no event shall the value be less than the aggregate Fair Market Value of the underlying shares on the date of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.
9.3    Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. To the extent compliance with the requirements under Section 162(m) with respect to “performance-based compensation” is desired, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain, and shall establish the Performance Goal(s) in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period with respect to any Performance Award for which compliance with the requirements under Section 162(m) with respect to “qualified performance-based compensation” is desired. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.
9.4    Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
(a)    Performance Measures.  Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation and Parent Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period, if determined by the Committee, and excluding the effect (whether positive or negative) of any change in accounting standards, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. In addition, the Committee may, to the extent applicable, provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, such as: (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (ii) asset write-downs, (iii) litigation or claim judgments or settlements, (iv) acquisitions or divestitures, (v) reorganization or change in the corporate structure or capital structure of the Company, (vi) an event either not directly related to the operations of the Company, any subsidiary, division, business segment or business unit whether or not within the reasonable control of management, (vii) foreign exchange gains and losses, (viii) a change in the fiscal year of the Company, (ix) the refinancing or repurchase of bank loans or debt securities, (x) unbudgeted capital expenditures, (xi) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (xii) conversion of some or all of convertible securities to common stock, (xiii) any significant business interruption event, or (xiv) the effect of changes tax or in other laws or regulatory rules affecting reported results. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(i)    Earnings or Profitability Metrics:  including, but not limited to, sales revenue; revenue under collaborative agreements; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margin; operating margin; income (gross, operating or net); expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, stock-based compensation expense, or other extraordinary or non-recurring items, as specified by the Committee when establishing the performance goals;
(ii)    Return Metrics:  including, but not limited to, return on investment, assets, equity or capital (total or invested);
(iii)    Cash Flow Metrics:  including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;
(iv)    Liquidity Metrics:  including, but not limited to, debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures of liquidity approved by the Committee;
(v)    Stock Price and Equity Metrics:  including, but not limited to, return on stockholders’ equity; total shareholder return; revenue (gross, operating or net); revenue growth; stock price; stock price appreciation; market price of stock; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and
(vi)    Strategic Metrics:  including, but not limited to, product research and development; completion of an identified special project; clinical trials; regulatory filings or approvals; patent application or issuance; manufacturing or process development; sales or net sales; market share; market penetration; economic value added; customer service; customer satisfaction; inventory control; balance of cash, cash equivalents and marketable securities; growth in assets; key hires; employee satisfaction; employee retention; business expansion; acquisitions, divestitures, joint ventures or financing; legal compliance or safety and risk reduction.
(b)    Performance Targets.  Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.
9.5    Settlement of Performance Awards.
(a)    Determination of Final Value.  As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.
(b)    Discretionary Adjustment of Award Formula.  In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award that is not intended to constitute “qualified performance based compensation” to a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. With respect to a Performance Award intended to constitute qualified performance-based compensation to a Covered Employee, the Committee shall have the discretion to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula, but may not increase the value of any such Performance Award.
(c)    Payment in Settlement of Performance Awards.  As soon as practicable following the Committee’s determination and certification in accordance with Sections 9.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash in a lump sum or in installments, shares of Stock (either fully vested or subject to vesting), or a combination thereof, as determined by the Committee.
9.6    Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which the Performance Award is settled or forfeited. Such Dividend Equivalents, if any, shall be credited to the Participant in the form of additional whole Performance Shares or Performance Units as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares or Performance Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Performance Award previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalents shall be accumulated and paid to the extent that the Performance Award becomes nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalents may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Award as provided in Section 9.5. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Performance Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.
9.7    Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, if the Participant’s Service terminates for any reason, including death or Disability, before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 9.5.
9.8    Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
10.    Terms and Conditions of Restricted Stock Unit Awards.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:
10.1    Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 9.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 9.3 through 9.5(a).
10.2    Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 9.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.
10.3    Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to the date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid in cash or by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited, if any, shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units, if any, shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.
10.4    Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.
10.5    Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 11.3) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes. Notwithstanding the foregoing, if permitted by the Committee and set forth in the Award Agreement, the Participant may elect in accordance with terms specified in the Award Agreement to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.
10.6    Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.
11.    Effect of Change in Control on Awards.
11.1    Change in Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, outstanding Awards that are payable in or convertible into Stock under the Plan will terminate upon the effective time of such Change in Control unless provision is made by the Company in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of equivalent awards of, the surviving or successor entity or a parent thereof. All determinations as to whether any, some or all outstanding Awards and, if any, which such Awards, will be continued, assumed or substituted in a transaction and whether any such substitution is for equivalent awards shall be made in the sole discretion of the Committee, and such continuation, assumption, or substitution may be effectuated without the consent of the holder of any such outstanding Award. In the event of such termination, the holders of Awards that will be terminated upon the effective time of the Change in Control will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control. In the event of any transaction resulting in a Change in Control of the Company prior to the end of a Performance Period for any Performance Award, the Committee may determine that one or more Participants who were awarded a Performance Award for the Performance Period in which such Change in Control of the Company occurs may receive payment of such Performance Award for the Performance Period, in such amount and at such time as the Committee determines; provided, however, that, to the extent such Performance Award constitutes deferred compensation under Section 409A of the Code, any such payment with respect to the Performance Award shall be made in compliance with Section 409A of the Code.
11.2    Unusual or Nonrecurring Events. The Committee is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
12.    Compliance with Securities Law.
The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the

Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
13.    Tax Withholding.
13.1    Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise or net exercise of an Option, or net settlement of other types of Awards, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.
13.2    Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Participating Company Group. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.
14.    Amendment or Termination of Plan.
The Board or the Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, the prohibition on repricing and reloading in Section 3.7, the Award limits in Section 5.4, the minimum exercise price, maximum term, and vesting period of Options or SARs, and any limitation on the Vesting Conditions of Restricted Stock or Restricted Stock Units, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Board or the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.
15.    Miscellaneous Provisions.
15.1    Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.
15.2    Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.
15.3    Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.
15.4    Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.
15.5    Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.
15.6    Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse, if required by applicable law or the Company. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.
15.7    Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan. Each Participating Company shall be responsible for making benefit payments pursuant to the Plan on behalf of its Participants or for reimbursing the Company for the cost of such payments, as determined by the Company in its sole discretion. In the event the respective Participating Company fails to make such payment or reimbursement, a Participant’s (or other individual’s) sole recourse shall be against the respective Participating Company, and not against the Company. A Participant’s acceptance of an Award pursuant to the Plan shall constitute agreement with this provision.

Appendix B
Halozyme Therapeutics, Inc
EXECUTIVE INCENTIVE PLAN
Section 1. Purpose
The purpose of the Executive Incentive Plan (the “Plan”) is to promote the interests of Halozyme Therapeutics, Inc. and its subsidiaries (the “Company”) by providing executive officers of the Company with incentive to assist the Company in meeting and exceeding its business goals.
Section 2. Administration
(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) from among its members and shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.
(b) The Committee may, subject to the provisions of the Plan, establish, adopt or revise rules and regulations relating to the Plan or take such actions as it deems necessary or advisable for the proper administration of the Plan. The Committee shall have the authority to interpret the Plan in its absolute discretion. Each interpretation made or action taken by the Committee pursuant to the Plan shall be final and conclusive for all purposes and binding upon all Participants (as defined in Section 3) or former Participants and their successors in interest. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.
(c) Neither the Committee nor any member of the Committee shall be liable for any act, omission, interpretation, construction or determination in connection with the Plan made in good faith, except for willful misconduct or as expressly provided by statute, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.
Section 3. Eligibility
Awards may be granted only to employees of the Company who are executive officers of the Company and who are selected for participation in the Plan by the Committee. A qualifying executive officer selected by the Committee to participate in the Plan shall be a “Participant” in the Plan.
Section 4. Award Criteria
The Committee may grant performance-based awards (“Awards”) to Participants with respect to each fiscal year of the Company, or a portion thereof (each such fiscal year or a portion thereof to constitute a “Performance Period”), subject to the terms and conditions of the Plan. All Awards shall be settled in cash. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives (“Performance Goals”) for the Company for such Performance Period, (b) target awards (“Target Awards”) for each Participant which shall be a specified dollar amount or a percentage of such Participant’s Base Salary (as defined below), and (c) schedules or other objective methods for determining the applicable performance percentage (“Performance Percentage”) to be applied to each Target Award to which a Performance Goal relates in arriving at the actual Award payout amount (“Performance Schedules”). For purposes of this Plan, “Base Salary” shall mean, with respect to each Participant, such Participant’s annual base compensation, exclusive of any bonuses (whether under this Plan or otherwise), stock option benefits, or other compensatory or fringe benefits; provided that, if the Participant’s annual base compensation shall fluctuate during a Performance Period, the Base Salary shall be determined in accordance with such rules as the Committee may establish; provided further, however, that to the extent any Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, a Participant’s

“Base Salary” shall not exceed the highest amount of such annual compensation established for the Participant during the period described above for initially establishing the Performance Schedules and other factors with respect to the Award.

Section 5. Performance Goals
The Committee shall establish Performance Goals each Performance Period. Such Performance Goals shall be based on:
(a) Earnings or Profitability Metrics: including, but not limited to, sales revenue; revenue under collaborative agreements; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margin; operating margin; income (gross, operating or net); expense levels or ratios; in each case adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, stock-based compensation expense, or other extraordinary or non-recurring items, as specified by the Committee when establishing the Performance Goals;
(b) Return Metrics: including, but not limited to, return on investment, assets, equity or capital (total or invested);
(c) Cash Flow Metrics: including, but not limited to, operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;
(d) Liquidity Metrics: including, but not limited to, debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; other similar measures approved by the Committee;
(e) Stock Price and Equity Metrics: including, but not limited to, return on stockholders’ equity; total shareholder return; revenue (gross, operating or net); revenue growth; stock price; stock price appreciation; market price of stock; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio; and
(f) Strategic Metrics: including, but not limited to, product research and development; completion of an identified special project; clinical trials; regulatory filings or approvals; patent application or issuance; manufacturing or process development; sales or net sales; market share; market penetration; economic value added; customer service; customer satisfaction; inventory control; balance of cash, cash equivalents and marketable securities; growth in assets; key hires; employee satisfaction; employee retention; business expansion; acquisitions, divestitures, joint ventures or financing; legal compliance or safety and risk reduction; or such other measures as determined by the Committee consistent with this Plan.
When establishing any of the above referenced Performance Goals the Committee may, to the extent applicable, provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, such as: (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (ii) asset write-downs, (iii) litigation or claim judgments or settlements, (iv) acquisitions or divestitures, (v) reorganization or change in the corporate structure or capital structure of the Company, (vi) an event either not directly related to the operations of the Company, any subsidiary, division, business segment or business unit whether or not within the reasonable control of management, (vii) foreign exchange gains and losses, (viii) a change in the fiscal year of the Company, (ix) the refinancing or repurchase of bank loans or debt securities, (x), unbudgeted capital expenditures, (xi) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (xii) conversion of some or all of convertible securities to common stock, (xiii) any significant business interruption event, or (xiv) the effect of changes tax or in other laws or regulatory rules affecting reported results. Finally, Performance Goals may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company or a subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
Section 6. Awards

(a) Calculation. In a manner permitted by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available (but in no event later than the date that is two and one-half months following the end of the fiscal year in which the applicable Performance Period concludes), certify, in writing, the extent to which Performance Goals have been achieved. Using the Performance Schedule, the Committee shall determine the Performance Percentage applicable to each Performance Goal and multiply the portion of the Target Award to which the Performance Goal relates by such Performance Percentage in order to arrive at the actual Award payout for such portion.
(b) Discretionary Reduction. The Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Goals.
(c) Limitation. The aggregate amount of all Awards under the Plan to any Participant for any Performance Period shall not exceed $5,000,000 per year in the Performance Period (or portion thereof with respect to any Performance Period which is less than or greater than one year in length).
(d) Payment. The Company shall pay Awards, in a cash lump sum as soon as administratively practicable following certification by the Committee to the extent to which the applicable Performance Goals have been achieved and the determination of the actual Awards in accordance with this Section 6; provided that, to the extent necessary to be exempt from Section 409A of the Code, in no event shall any Award be paid later than the date that is two and one-half months following the end of the fiscal year in which the applicable Performance Period concludes. Notwithstanding the forgoing, if properly elected by the Participant in accordance with such rules and/or deferred compensation plan approved by the Committee intended to comply with Section 409A of the Code, the timing of payments may be delayed pursuant to such an election.
Section 7. Employment Requirement
(a) A person hired or promoted into a position identified in Section 3 (“Eligible Position”) during a Performance Period and selected as a Participant for such Performance Period shall be eligible to receive a prorated Award for the period of time the person was employed in an Eligible Position using the Target Award, Performance Percentage and Performance Schedule established for similarly situated Participants.
(b) Except as may be expressly provided in an employment agreement or other written arrangement between a Participant and the Company, to be eligible to receive payment of an Award, the Participant must have remained in the continuous employ of the Company in an Eligible Position through the end of the Performance Period; provided, however, that in the event that the Participant’s employment terminates during the Performance Period due to (i) death or (ii) Disability, the Committee may, at its sole discretion, authorize the Company to pay on a prorated basis an Award determined in accordance with Section 6. Notwithstanding the foregoing, the Committee may, subject to any such employment agreement or other written agreement between the Participant and the Company, require a Participant to be employed by the Company at the time of payment.
(c) For purposes of this Section 7, “Disability” means disability as defined in the Participant’s then effective employment agreement, or if the Participant is not then a party to an effective employment agreement with the Company which defines disability, “Disability” means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s long-term disability plan, if any. Subject to the first sentence of this paragraph, at any time that the Company does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a physician selected in good faith by the Committee.

Section 8. Miscellaneous Provisions
(a) No Rights to Awards or Continued Employment. No employee of the Company or any of its subsidiaries shall have any claim or right to receive Awards under the Plan. Neither the Plan nor any action taken under the Plan shall be construed as giving any employee any right to be retained by the Company or any subsidiary of the Company.
(b) No Limits on Other Awards and Plans. Nothing contained in this Plan shall prohibit the Company or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to employees of the Company and its subsidiaries, including any Participants.
(c) Withholding Taxes. The Company shall deduct from all payments and distributions under the Plan any required federal, state or local governments tax withholdings.
(d) Unfunded Status of Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company; such rights shall be no greater than those of an unsecured creditor.
(e) Adjustments Upon Certain Changes. In addition to the factors described in Section 5, in the event of any change in the Company’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split, or any similar equity restructuring, or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divesture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting the Company’s capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such adjustments as it deems necessary or appropriate to, to the extent permitted under Section 162(m) of the Code, any measure of performance that relates to an outstanding Award (including, without limitation, any Performance Goals) and any other terms or conditions of outstanding Awards as the Committee in its discretion deems appropriate, in each case in order to reflect such change in the Common Stock. Notwithstanding anything to the contrary in this Section 8(e), any action taken under this Section 8(e) with respect to Awards, shall be taken only to the extent that the Committee determines that such actions may be taken without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code.
(f) Effective Date; Amendment. The Plan is effective as of January 1, 2016, subject to approval by the Company’s stockholders at the Company’s 2016 annual meeting of stockholders. The Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided that no amendment requiring the approval of the Company’s stockholders shall be made prior to such approval.
(g) Governing Law. The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of California without regard to its conflict of law principles.
(h) Code Section 409A. In general, each Award is intended not to be subject to Section 409A of the Code by reason of being a short-term deferral and shall be interpreted accordingly. Notwithstanding the foregoing, the Committee may permit the deferral of the payment of Awards to the extent it deems appropriate or advisable pursuant to such rules and/or deferred compensation plan approved by the Committee intended to comply with Section 409A of the Code. In the event any of the compensation or benefits provided to a Participant pursuant to this Plan would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable best efforts to amend the Plan (and/or deferral arrangement (if any)) in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Participant pursuant to this Agreement; provided, that nothing in this Agreement shall require the Company to provide any gross-up or other tax reimbursement to a Participant in connection with any violation of Section 409A or otherwise.

(i) Interpretation. The Plan is designed and intended to comply with Section 162(m) of the Code, to the extent applicable, Section 409A of the Code, and all provisions hereof shall be construed in a manner so to comply with such Sections.

HALOZYME THERAPEUTICS, INC.
11388 SORRENTO VLLEY ROAD
SAN DIEGO, CA 92121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Class III Directors Nominees	☐	☐	☐	______________

01 Jeffrey W. Henderson 02 Connie L. Matsui 03 Helen I. Torley

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.	For	Against	Abstain
2. To approve, by advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐
3. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
4. To approve amendments to the Company's 2011 Stock Plan.	☐	☐	☐
5. To approve the Company's Executive Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000275712_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

PROXY
HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2016

The undersigned hereby appoints Helen I. Torley and Harry J. Leonhardt, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, on Wednesday, May 4, 2016, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.

YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

0000275712_2 R1.0.1.25